Exhibit 10.6

LIMITED LIABILITY COMPANY AGREEMENT

OF

SHR ESSEX HOUSE CONDOMINIUMS HOLDINGS, LLC

Dated as of September 14, 2012

7.04	Company Expenses.............................................................................	31
7.05	Member Meetings and Budget Process..............................................	31
ARTICLE VIII	BOOKS, RECORDS, REPORTS AND PROJECT PLANS..........	32
8.01	Books and Records.............................................................................	32
8.02	Accounting and Fiscal Year................................................................	32
8.03	Reports................................................................................................	32
8.04	The Company Accountant..................................................................	34
8.05	Reserves..............................................................................................	34
8.06	Budgets and Operating Plan...............................................................	34
8.07	Accounts..............................................................................................	35
8.08	REIT Status.........................................................................................	35
ARTICLE IX	TRANSFER OF INTERESTS.......................................................	35
9.01	No Transfer.........................................................................................	35
9.02	Permitted Transfers.............................................................................	35
9.03	Transferees..........................................................................................	36
9.04	Section 754 Election...........................................................................	36
9.05	Right of Sale.......................................................................................	37
9.06	Put Right.............................................................................................	40
ARTICLE X	EXCULPATION AND INDEMNIFICATION...............................	42
10.01	Exculpation.........................................................................................	42
10.02	Indemnification...................................................................................	42
ARTICLE XI	DISSOLUTION AND TERMINATION........................................	43
11.01	Dissolution..........................................................................................	43
11.02	Termination.........................................................................................	44
11.03	Liquidating Member...........................................................................	45
11.04	Claims of the Members.......................................................................	45
ARTICLE XII	DEFAULT BY MEMBER..............................................................	45
12.01	Events of Default................................................................................	45
12.02	Effect of Event of Default...................................................................	46
ARTICLE XIII	MISCELLANEOUS.......................................................................	46
13.01	Representations and Warranties of the Members...............................	46
13.02	Further Assurances..............................................................................	48
13.03	Notices................................................................................................	48
13.04	Governing Law...................................................................................	49
13.05	Captions..............................................................................................	49
13.06	Pronouns..............................................................................................	49
13.07	Successors and Assigns.......................................................................	49
13.08	Extension Not a Waiver......................................................................	50
13.09	Creditors Not Benefited......................................................................	50
13.10	Recalculation of Interest.....................................................................	50
13.11	Severability.........................................................................................	50
13.12	Entire Agreement................................................................................	50

13.13	Publicity..............................................................................................	50
13.14	Confidentiality....................................................................................	51
13.15	Venue..................................................................................................	52
13.16	WAIVER OF JURY TRIAL...............................................................	52
13.17	Limitation of Liability.........................................................................	52
13.18	Cooperation.........................................................................................	52
13.19	Counterparts........................................................................................	52
EXHIBIT A - CAPITAL COMMITMENTS OF THE MEMBERS

EXHIBIT B - STRUCTURE CHART

LIMITED LIABILITY COMPANY AGREEMENT

OF

SHR ESSEX HOUSE CONDOMINIUMS HOLDINGS, LLC
This LIMITED LIABILITY COMPANY AGREEMENT OF SHR Essex House Condominiums Holdings, LLC, dated as of September 14, 2012 (the “Effective Date”), as amended, restated, replaced, supplemented or otherwise modified from time to time (this “Agreement”), is made by and between Monroe EH Condo Investment, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Monroe”) and SHC DTRS, Inc., a Delaware corporation (together with its successors and permitted assigns, “SHR”).
RECITALS:
WHEREAS, the Company (as hereinafter defined) was formed as a limited liability company under the Delaware Act (as hereinafter defined) pursuant to a Certificate of Formation (the “Certificate of Formation”) filed with the Secretary of State of Delaware on September 12, 2012; and
WHEREAS, Monroe and SHR deem a limited liability company agreement to be necessary and advisable to set out their agreement as to the conduct of business and the affairs of the Company, and the parties desire to enter into this Agreement.
NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
DEFINED TERMS
1.01    Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:
“Acquisition Senior Loan” means the mortgage loan in the approximate aggregate amount of $190,000,000 to be entered into pursuant to the Loan Agreement to be dated as of the Closing Date between EH Hotel Owner and EH Condominium Owner, as borrower, EH Operating Lessee, as operating lessee, Bank of America, N.A., as administrative agent, Merrill Lynch, Pierce, Fenner & Smith Inc., as sole lead arranger and sole bookrunner, and the syndicate of financial institutions a party thereto, as lenders, and any refinancing of such indebtedness approved in accordance with the provisions of this Agreement.
“Additional Capital Contribution” has the meaning set forth in Section 4.02(a).
“Adjusted Capital Account Deficit” means, with respect to any Member for any taxable year or other period, the deficit balance, if any, in such Member’s Capital Account as of the end of such year or other period, after giving effect to the following adjustments:

(a)    credit to such Capital Account any amounts that such Member is obligated to restore or is deemed obligated to restore as described in the penultimate sentence of Treasury Regulation Section 1.704‑2(g)(1) and in Treasury Regulation Section 1.704‑2(i); and
(b)    debit to such Capital Account the items described in Treasury Regulation Sections 1.704‑1(b)(2)(ii)(d)(4), (5) and (6).
“Adjustment Contribution” has the meaning set forth in Section 4.03(b).
“Affiliate” or “Affiliated” means, with respect to any Person, (a) any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person, or (b) any other Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person (provided that, in the case of Monroe, any direct or indirect limited partner of Monroe shall be deemed not to be an “Affiliate” and, for purposes of Article IX of this Agreement only, the ten percent (10%) threshold in this clause (b) shall be increased to fifty percent (50%)), or (c) any officer, director, general partner or managing member of such Person and any spouse, child, step-child, sibling or parent of the foregoing (including as related by marriage), or (d) any other Person which is an officer, director, general partner, managing member or holder of fifty percent (50%) or more of the voting interests of any other Person described in clauses (a) through (c) of this definition.
“Agreement” has the meaning set forth in the introductory paragraph hereof.
“Applicable Rate” means the lesser of (a) seventeen percent (17%) per annum; and (b) the maximum interest that may be charged under any applicable usury law.

“Asset Management Agreement” means that certain Asset Management Agreement dated as of the Effective Date, between Asset Manager and EH Hotel Holdings, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time as approved by the Members as a Major Decision, or upon the termination of such Asset Management Agreement pursuant to its terms, any replacement asset management agreement, as approved by the Members as a Major Decision.
“Asset Management Fee Side Letter” means that certain letter agreement of even date herewith between the Asset Manager and Monroe with respect to the fees payable under the Asset Management Agreement.
“Asset Manager” means SHR Advisory, LLC, a Delaware limited liability company, or any replacement thereof, as approved by the Members as a Major Decision.
“Available Cash” means, for any period, the amount of cash available for distribution to the Members, as determined by the Members pursuant to Section 7.01(b).
“Book Basis” means, with respect to any asset of the Company, the adjusted basis of such asset for federal income tax purposes; provided, however, that (a) if any asset is contributed to the Company, the initial Book Basis of such asset shall equal its fair market value on the date of contribution as determined by the Members as a Major Decision, and (b) the Book Basis of all

Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Members as a Major Decision, as of the following: (i) the acquisition of an additional Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an Interest; (iii) in connection with the liquidation of the Company within the meaning of Treasury Regulation Section 1.704‑1(b)(2)(ii)(g); and (iv) in any other circumstances as permitted by the Code or Treasury Regulations; provided, further, that adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the Members determine, as a Major Decision, that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company after taking into account the intent expressed in Section 6.04(b). The Book Basis of all assets of the Company shall be adjusted thereafter by depreciation as provided in Treasury Regulation Section 1.704‑1(b)(2)(iv)(g) and any other adjustment to the basis of such assets other than depreciation or amortization.
“Breaching Member” has the meaning set forth in Section 12.01.
“Budget” means the initial and each subsequent budget covering the Company’s and its Subsidiaries anticipated operations and capital improvements, which shall be prepared by the Managing Member, and approved pursuant to Section 7.01(b), as in effect from time to time pursuant to Section 8.06, as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.
“Business Day” means any day other than Saturday, Sunday, any day that is a legal holiday in the State of New York, State of Illinois, State of Colorado or any other day on which banking institutions in such states are authorized to close.
“Capital Account” means the separate account maintained for each Member under Section 4.04.
“Capital Call Notice” has the meaning set forth in Section 4.01.
“Capital Contribution” means, with respect to any Member, the aggregate amount of all Initial Capital Contributions, Additional Capital Contributions, Substitute Contributions, and Adjustment Contributions made (or deemed made) by such Member to the Company pursuant to this Agreement.
“Certificate of Formation” has the meaning set forth in the recital paragraphs to this Agreement.
“Closing Date” means the date of the “Closing” under the Purchase Agreement.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” means the limited liability company continued and governed by the terms of this Agreement.
“Company Accountant” has the meaning set forth in Section 8.04.

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulation Section 1.704‑2(d).
“Company Property” means, either individually or collectively as the context requires or otherwise indicates, any asset or other property (real, personal or mixed) owned by or leased to the Company, directly or indirectly through one or more of its Subsidiaries, which shall consist of (i) the Initial Company Property as acquired by EH Condominium Owner on the Closing Date pursuant to the Purchase Agreement, and (ii) any and all other property directly or indirectly acquired by the Company from time to time.
“Structure Purchase Price” has the meaning set forth in Section 9.05(b).
“Condominium Units” has the meaning set forth in the Purchase Agreement.
“Confidential Information” has the meaning set forth in Section 13.14(a).
“Confidentiality Letter” means that certain letter agreement dated as of the Effective Date, among certain Affiliates of Monroe and EH Hotel Holdings, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Control” means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise, and the terms “Controlling”, “Controlled by” and “under common Control with” shall have the meanings correlative therewith.
“Conversion Date” has the meaning set forth in Section 4.03(b).
“Conversion Notice” has the meaning set forth in Section 4.03(b).
“Corporate Transaction Transfer” means with respect to any Member, (i) a direct or indirect Transfer of all or substantially all of such Member’s Interest in connection with a sale, merger, acquisition, consolidation, financing or public offering involving all or substantially all of the assets, properties, stock or other equity interests of the ultimate owner or general partner of such Member or the operating partnership of Strategic REIT (which, for the avoidance of doubt, shall include Strategic Hotel Funding, L.L.C.), and as a result of which (A) the Interest of such Member continues to be held by a Member who, directly or through Affiliates, owns or controls substantially all of the business and assets that were (immediately prior to such transaction) held by the transferring Member and its Affiliates, and (B) with respect to SHR, the new Member (directly or through Affiliates) has substantially similar rights and obligations (including control rights) with respect to the Asset Manager as the transferring Member had immediately prior to such transaction, or (ii) any change of control or similar transaction involving any publicly traded entity that is the ultimate parent of such Member or any operating partnership of Strategic REIT (which, for the avoidance of doubt, shall include Strategic Hotel Funding, L.L.C.). For purposes of Monroe, a Corporate Transaction shall include the contribution of Monroe’s interest into a new real estate investment trust structure that is under common Control with Monroe.

“Deficiency” has the meaning set forth in Section 4.03(a).
“Deficiency Contribution” has the meaning set forth in Section 4.03(a).
“Deficiency Loan” has the meaning set forth in Section 4.03(b).
“Deficiency Notice” has the meaning set forth in Section 4.03(a).
“Delaware Act” means the Delaware Limited Liability Company Act, as amended from time to time.
“DTRS Property” means, either individually or collectively as the context requires or otherwise indicates, any asset or other property (real, personal or mixed) owned by or leased to EH DTRS Holdings, directly or indirectly through one or more of its Subsidiaries, which shall consist of (i) the rights of Operating Lessee on the Closing Date under the Operating Lease, and (ii) any and all other property directly or indirectly acquired by EH DTRS Holdings from time to time.
“Effective Date” has the meaning set forth in the introductory paragraph hereof.
“EH Condominium Mezz” means SHR Essex House Condominiums Mezz, LLC, a Delaware limited liability company, the sole member of which is the Company, together with its successors and permitted assigns in such capacity.
“EH Condominium Owner” means SHR Essex House Condominiums, LLC, a Delaware limited liability company, the sole member of which is EH Condominium Mezz, together with its successors and permitted assigns in such capacity.
“EH DTRS Holdings” means DTRS Essex House Holdings, LLC, a Delaware limited liability company, the sole members of which are Monroe EH TRS, LLC, a Delaware limited liability company and an Affiliate of Monroe, and SHR DTRS, Inc., a Delaware corporation and an Affiliate of SHR.
“EH DTRS Mezz” means DTRS Essex House Mezz, LLC, a Delaware limited liability company, the sole member of which is EH DTRS Holdings, together with its successors and permitted assigns in such capacity.
“EH Hotel Holdings” means SHR Essex House Holdings, LLC, a Delaware limited liability company, the sole members of which are Monroe EH Holdings Trust, a Maryland corporation and an Affiliate of Monroe, and Strategic Hotel Funding, L.L.C., a Delaware limited liability company and an Affiliate of SHR.
“EH Hotel Mezz” means SHR Essex House Mezz, LLC, a Delaware limited liability company, the sole member of which is EH Hotel Holdings, together with its successors and permitted assigns in such capacity.

“EH Hotel Owner” means SHR Essex House, LLC, a Delaware limited liability company, the sole member of which is EH Hotel Mezz, together with its successors and permitted assigns in such capacity.
“EH Operating Lessee” means DTRS Essex House, LLC, a Delaware limited liability company, the sole member of which is EH DTRS Mezz, together with its successors and permitted assigns in such capacity.
“Election Notice” has the meaning set forth in Section 4.03(a).
“Equity Interests” has the meaning set forth in Section 9.06(a).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“Event of Default” has the meaning set forth in Section 12.01.
“Exchanging Member” has the meaning set forth in Section 13.18.
“Funding Member” has the meaning set forth in Section 4.03(a).
“GAAP” means United States generally accepted accounting principles consistently applied.
“Hotel” means, collectively, the real property, improvements and personal property located at 160 Central Park South, New York, New York, currently known as “The Jumeirah Essex House” and defined as the “Hotel-Related Units” in the Purchase Agreement.
“Hotel Management Agreement” means that certain Hotel Management Agreement dated as of August 16, 2012, between EH Operating Lessee and Marriott, as manager, together with any subsequent replacement property and/or hotel management agreement entered into thereafter by EH Operating Lessee with respect to all or any portion of the Company Property, in each case as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time as approved by the Members as a Major Decision.
“Hotel Property” means, either individually or collectively as the context requires or otherwise indicates, any asset or other property (real, personal or mixed) owned by or leased to EH Hotel Holdings, directly or indirectly through one or more of its Subsidiaries, which shall consist of (i) the Hotel to be acquired by EH Hotel Owner on the Closing Date pursuant to the Purchase Agreement, and (ii) any and all other property directly or indirectly acquired by EH Hotel Holdings from time to time in connection with the operation of the Hotel.
“Impositions” has the meaning set forth in Section 2.06.
“Indemnitees” has the meaning set forth in Section 10.02.
“Initial Budget and Operating Plan” has the meaning set forth in Section 8.06(a).

“Initial Capital Contribution” means, with respect to any Member, any Capital Contribution made (or deemed made) by such Member pursuant to Section 4.01 hereof.
“Initial Company Property” means the Condominium Units to be acquired by the Company through EH Condominium Owner on the Closing Date pursuant to the Purchase Agreement.
“Interest” means, with respect to any Member at any time, the interest of such Member in the Company at such time, including the right of such Member to any and all of the benefits to which such Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.
“Liquidating Member” means the Managing Member.
“Loan” means, either individually or collectively as the context requires or otherwise indicates, the Acquisition Senior Loan, as amended, supplemented, modified, extended or restated from time to time, or any other loan obtained by the Company or any Subsidiary, not including any Deficiency Loans or any loan made by the Company or any Subsidiary.
“Loan Documents” means, collectively, any loan agreement, promissory notes, mortgages and/or other security instrument, guaranties, indemnities and all other agreements, certificates, instruments and documents evidencing or securing the Loan or otherwise entered into and/or delivered by or on behalf of the Company, any Subsidiary, any Member and/or their respective Affiliates in accordance with this Agreement in connection with any Loan and the transactions contemplated thereby, in each case as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.
“Loss” means, for each taxable year or other period, an amount equal to the Company’s items of taxable deduction and loss for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:
(a)    any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures under Treasury Regulation Section 1.704‑1(b)(2)(iv)(i), and not otherwise taken into account in computing Loss, will be considered an item of Loss;
(b)    Loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such property, notwithstanding that the adjusted tax basis of such property may differ from its Book Basis;
(c)    in lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account depreciation for the taxable year or other period as determined in accordance with Treasury Regulation Section 1.704‑1(b)(2)(iv)(g);

(d)    any items of deduction and loss specially allocated pursuant to Section 6.02 shall not be considered in determining Loss; and
(e)    any decrease to Capital Accounts as a result of any adjustment to the Book Basis of Company assets pursuant to Treasury Regulation Section 1.704‑1(b)(2) (iv)(f) or (g) shall constitute an item of Loss.
“Major Decision” has the meaning set forth in Section 7.01(b).
“Managing Member” means SHR, together with its successors and permitted assigns in such capacity.
“Mandatory Capital Contributions” has the meaning set forth in Section 4.01.
“Marriott” means Marriott Hotel Services, Inc., a Delaware corporation, in its capacity as manager under the Hotel Management Agreement, together with its successors and permitted assigns thereunder.
“Member” means, on the Effective Date, one or more of Monroe and SHR and, from and after the Effective Date, any Person who is admitted as a member of the Company in accordance with this Agreement and applicable law.
“Member Minimum Gain” means the Company’s “partner nonrecourse debt minimum gain” as defined in Treasury Regulation Section 1.704‑2(i)(2).
“Member Nonrecourse Deductions” means “partner nonrecourse deductions” as defined in Treasury Regulation Section 1.704‑2(i)(2).
“Monetary Default” has the meaning set forth in Section 12.01(b).
“Monroe” has the meaning set forth in the introductory paragraph hereof.
“Necessary Expenses” means expenses in respect of the following: debt service on the Company’s (or any Subsidiary’s) financing (including the expense of curing any defaults thereunder), utilities, real estate taxes and assessments, insurance and emergency repairs or other expenditures which a Member reasonably determines are necessary for the continued ordinary operation of the Company Property, including without limitation uninsured losses or deductibles, operating shortfalls, repairs, additions or modifications to comply with applicable laws or insurance requirements, insurance premiums for insurance policies approved by the Members, any final orders, judgments, or other proceedings and all costs and expenses related thereto, and any amounts necessary to cure defaults under the Transaction Documents (excluding voluntary prepayment of the principal balance of a Loan prior to its maturity), regardless of whether the Budget has been approved or whether such expenditures exceed the amounts provided for in the applicable Budget.
“Net Loss” means, for any period, the excess of (i) Losses for such period, over (ii) Profits, if applicable, for such period determined without regard to any Profits or Losses allocated pursuant to Section 6.02.

“Net Profit” means, for any period, the excess of (i) Profits for such period, over (ii) Losses, if applicable, for such period determined without regard to any Profits or Losses allocated pursuant to Section 6.02.
“Non-Funding Member” has the meaning set forth in Section 4.03(a).
“Non‑Selling Member” has the meaning set forth in Section 9.05(b).
“Non‑Selling Member Option” has the meaning set forth in Section 9.05(b).
“Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704‑2(b)(1).
“Notices” has the meaning set forth in Section 13.03.
“OFAC” means the United States Office of Foreign Assets Control, Department of the Treasury, any successor governmental or similar authority thereto.
“Operating Lease” means that certain Lease Agreement dated as of the Closing Date between EH Hotel Owner and EH Operating Lessee, as the same may be amended, supplemented or modified from time to time.
“Operating Plan” means the initial and each subsequent strategic and comprehensive operating plan covering the Company’s and any Subsidiary’s anticipated operations of Company Property, which shall be prepared by the Managing Member, as in effect from time to time pursuant to Section 8.06, as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.
“Partially Adjusted Capital Account” means, with respect to any Member for any taxable year or other period of the Company, the Capital Account balance of such Member at the beginning of such year or period, adjusted for all contributions and distributions made or deemed made to or by such Member during such year or period and all special allocations to such Member pursuant to Section 6.02 with respect to such year or period, or to be made to such Member pursuant to Section 6.02(a), but before giving effect to any allocations of Net Profit or Net Loss to such Member pursuant to Section 6.01 with respect to such year or period.
“Participation Notice” has the meaning set forth in Section 4.02(a).
“Percentage Interest” means (a) subject to any adjustments set forth in Section 4.03(b) with regard to any Adjustment Contributions, with regard to each Member on a particular date, the quotient obtained by dividing (i) the Capital Contributions made by such Member as of such date by (ii) the Capital Contributions made by all Members in the aggregate as of such date, which quotient shall be expressed as a percentage, and (b) on the Effective Date, the percentage set forth below opposite such Member’s name:

Member	Percentage Interest
Monroe	49%
SHR	51%

“Person” means any individual, partnership, corporation, limited liability company, limited liability partnership, trust or other entity.
“Preference Amount” has the meaning set forth in Section 4.03(e).
“Plan Asset Rules” means the plan asset rules of ERISA at 29 C.F.R. Section 2510.3–101.
“Profit” means, for each taxable year or other period, an amount equal to the Company’s items of taxable income and gain for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of income and gain required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:
(i)    any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit will be added to Profit;
(ii)    any gain resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such property, notwithstanding that the adjusted tax basis of such property may differ from its Book Basis; and
(iii)    any items specially allocated pursuant to Section 6.02 shall not be considered in determining Profit; and
(iv)    any increase to Capital Accounts as a result of any adjustment to the Book Basis of Company assets pursuant to Treasury Regulation Section 1.704‑1(b)(2)(iv)(f) or (g) shall constitute an item of Profit.
“Prohibited Person” means a Person with whom a U.S. Person is prohibited from transacting business of the type contemplated by this Agreement or any other Transaction Document, whether such prohibition arises under United States law, regulation, executive orders and lists published by OFAC, including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC or otherwise.
“Prohibited Result” has the meaning set forth in Section 8.08(b).
“Property Sale Terms” has the meaning set forth in Section 9.05(a).
“Proposed Sale Notice” has the meaning set forth in Section 9.05(a).

“Purchase Agreement” means that certain Purchase and Sale Agreement, dated as of August 13, 2012, between Seller and certain of its Affiliates, as sellers, and EH Hotel Owner, as purchaser, and certain other signatories thereto, as the same may be further amended, restated, replaced, supplemented, assigned or otherwise modified from time to time as approved by the Members as a Major Decision, pursuant to which EH Holdings (directly or through one or more Subsidiaries) shall purchase the Hotel for a purchase price and upon the other terms set forth therein.
“Put Effective Date” has the meaning set forth in Section 9.06(a).
“Put Holders” has the meaning set forth in Section 9.06(a).
“Put Notice” has the meaning set forth in Section 9.06(a).
“Put Option” has the meaning set forth in Section 9.06(a).
“Put Price” has the meaning set forth in Section 9.06(b).
“Reasonable Period” means, with respect to any Non-Funding Member, a period of ten (10) days after such Non-Funding Member receives written notice of its default from a non–Non-Funding Member; provided, however, that if such breach can be cured but cannot reasonably be cured within such ten (10) day period, the period shall continue, if such Non-Funding Member commences to cure the breach within such ten (10) day period, for so long as such Non-Funding Member diligently prosecutes the cure to completion up to a maximum of the lesser of (i) an additional thirty (30) days following the expiration of such ten (10) day period, or (ii) the period of time allowed for such performance under the Loan Documents.
“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the Effective Date, among certain Affiliates of Monroe and Strategic REIT, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Regulatory Allocations” has the meaning set forth in Section 6.02(g).
“Reimbursement Agreement” means that certain Indemnity Contribution Agreement, dated as of the Effective Date, among the Members and certain of their Affiliates, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Revenues” means, for any period, the total gross cash receipts received by the Company and its Subsidiaries during such period, including all cash receipts of the Company and its Subsidiaries from (a) rent, cost, expense and other recoveries and all additional rent paid to the Company (including for parking facilities), (b) concessions to the Company which are in the nature of revenues, (c) rent or business interruption insurance, and casualty and liability insurance, if any, (d) funds made available to the extent such funds are withdrawn from the Company’s or a third party’s reserve account and deposited into the Company’s operating accounts, (e) proceeds from the sale or other disposition of any Company Property, (f) proceeds from the financing, refinancing or securitization of any Company Property, and (g) other revenues and receipts realized by the Company, including, without limitation, excess cash from any reserve established by or on behalf of the Company or from any Capital Contribution if and to the extent the same were not used for the purpose of funding any Shortfall.
“Sale of Company Property” means any direct or indirect sale, exchange, transfer, assignment or other disposition by the Company (or applicable Subsidiary) of Company Property, in each case together with any of the Company’s (or applicable Subsidiary’s) then existing rights, title and interests relating thereto, either in one transaction or a series of transactions. It is understood and agreed that, unless Monroe otherwise agrees, any Sale of Company Property under Section 9.05 shall be structured as a sale of interests in Monroe EH Condo Investment, LLC, including for the avoidance of doubt any sale of Monroe’s interest under Section 9.05(a)(iii). It is further understood and agreed that a Corporate Transaction Transfer shall not be deemed to be a Sale of Company Property under this Agreement.
“Sale of DTRS Property” means any direct or indirect sale, exchange, transfer, assignment or other disposition by EH DTRS Holdings (or its applicable Subsidiary) of DTRS Property, in each case together with any of EH DTRS Holdings’ (or its applicable Subsidiary’s) then existing rights, title and interests relating thereto, either in one transaction or a series of transactions. It is understood and agreed that, unless Monroe otherwise agrees, any Sale of DTRS Property under Section 9.05 shall be structured as a sale of interests in Monroe EH Holdings Trust, including for the avoidance of doubt any sale of Monroe’s interest under Section 9.05(a)(iii)
“Sale of Hotel Property” means any direct or indirect sale, exchange, transfer, assignment or other disposition by EH Hotel Holdings (or its applicable Subsidiary) of Hotel Property, in each case together with any of EH Hotel Holdings’ (or its applicable Subsidiary’s) then existing rights, title and interests relating thereto, either in one transaction or a series of transactions. It is understood and agreed that, unless Monroe otherwise agrees, any Sale of Hotel Property under Section 9.05 shall be structured as a sale of interests in Monroe EH Holdings Trust, including for the avoidance of doubt any sale of Monroe’s interest under Section 9.05(a)(iii)
“Sale Deposit” has the meaning set forth in Section 9.05(c).
“Sale Election Notice” has the meaning set forth in Section 9.05(a).
“Seller” means DIG EH HOTEL LLC, a Delaware limited liability company, as the seller under the Purchase Agreement, together with its successors and permitted assigns in any such capacity.
“Selling Member” has the meaning set forth in Section 9.05(b).
“Selling Member Interest Price” has the meaning set forth in Section 9.05(b).
“Shortfall” has the meaning set forth in Section 4.02(a).
“SHR” has the meaning set forth in the introductory paragraph hereof.
“Strategic Funding” means Strategic Hotel Funding, L.L.C., together with any successors thereto.

“Strategic REIT” means Strategic Hotels & Resorts, Inc., together with any successors thereto.
“Subsidiary(ies)” means each of the Persons that are direct or indirect Subsidiaries of the Company as of the Closing Date as set forth on the structure chart attached hereto as Exhibit B and such other Persons formed as Subsidiaries after the Closing Date in connection with the business of the Company.
“Substitute Contribution” has the meaning set forth in Section 4.02(b).
“Target Account” means, with respect to any Member for any taxable year of the Company or other period, the excess of (a) an amount equal to the hypothetical distribution such Member would receive if all assets of the Company, including cash, were sold for cash equal to their Book Basis (taking into account any adjustments to Book Basis for such year or other period but not adjustments caused by any such hypothetical distributions pursuant to this definition), all liabilities allocable to such assets were then due and were satisfied according to their terms (limited, with respect to each nonrecourse liability, to the Book Basis of the assets securing such liability) and all remaining proceeds from such sale were distributed pursuant to Section 6.03 over (b) the amount of Company Minimum Gain and Member Minimum Gain that would be charged back to such Member as determined pursuant to Treasury Regulation Section 1.704‑2 immediately prior to such sale.
“Tenant” means, either individually or collectively as the context requires or otherwise indicates, each tenant and/or other occupant (other than EH Operating Lessee, and short term guests of the Hotel) of any portion of the Company Property, either pursuant to a Tenant Lease or otherwise (other than pursuant to the Operating Lease).
“Tenant Lease” means each lease, sublease, license or other occupancy agreement with any Tenant with respect to any portion of space in any Company Property, other than the Operating Lease.
“Transaction Documents” means, collectively, this Agreement, the limited liability company operating agreement or other organizational documents of each Subsidiary, the limited company liability agreement of SHR Essex House Holdings, LLC, the limited company liability agreement of DTRS Essex House Holdings, LLC, the Purchase Agreement, the Asset Management Agreement, the Reimbursement Agreement, the Registration Rights Agreement, the Confidentiality Letter and the Loan Documents, together with any other agreement, document or instrument executed and/or delivered pursuant to the provisions of any of the foregoing or in connection with the transactions contemplated thereby, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms thereof as approved by the Members as a Major Decision.
“Transfer” has the meaning set forth in Section 9.01.

“Treasury Regulation” or “Regulation” means, with respect to any referenced provision, such provision of the regulations of the United States Department of the Treasury or any successor provision.
“U.S. Person” means a United States citizen, a permanent resident of the United States, an entity organized under the laws of the United States or any of its territories or having its principal place of business within the United States or any of its territories, or any other Person that is a “United States person” as described in, or for the purposes of, Executive Order 13224 of September 23, 2001 or any amendment, replacement or other modification thereto.
1.02    Other Defined Terms. As used in this Agreement, unless otherwise specified, (i) all references to Sections, Articles or Exhibits are to Sections, Articles or Exhibits of this Agreement, and (ii) each accounting term has the meaning assigned to it in accordance with GAAP.
ARTICLE II
ORGANIZATION AND STRUCTURE
2.01    Continuation. The Company was formed as a limited liability company under the Delaware Act by the filing of the Certificate of Formation. The Members hereby agree to continue the Company as a limited liability company under the Delaware Act, upon the terms and subject to the conditions set forth in this Agreement. The Managing Member is hereby authorized to file and record any amendments to the Certificate of Formation and such other documents as may be reasonably required or appropriate under the Delaware Act or the laws of any other jurisdiction in which the Company may conduct business or own property.
2.02    Name and Principal Place of Business.
(a)    The name of the Company is set forth on the cover page to this Agreement. The Managing Member may change the name of the Company or adopt such trade or fictitious names for use by the Company as the Managing Member may from time to time determine. All business of the Company shall be conducted under such name, and title to all Company Property shall be held in such name.
(b)    The principal place of business and office of the Company shall be located c/o Strategic Hotels & Resorts, Inc., 200 West Madison, Suite 1700, Chicago, Illinois 60606, or at such other place or places as the Managing Member may from time to time designate. The Managing Member shall notify the other Members of any change of principal place of business and office.
2.03    Term. The term of the Company commenced on the date of the filing of the Certificate of Formation pursuant to the Delaware Act and shall continue in existence until dissolution pursuant the provisions of this Agreement.
2.04    Registered Agent and Registered Office. The name of the Company’s registered agent for service of process shall be the Corporation Trust Company, and the address of the Company’s registered agent and the address of the Company’s registered office in the State of

Delaware shall be 1209 Orange Street, Wilmington, Delaware 19801. Such agent and such office may be changed from time to time by the Managing Member with written notice to all Members.
2.05    Purpose; Acquisition Vehicles.
(a)    The purpose of the Company shall be to:
(i)    perform the obligations and exercise the rights of the Company and its Subsidiaries under the Purchase Agreement with respect to the Condominium Units, the other Transaction Documents and any other agreements or contracts contemplated by the foregoing, and to carry out the terms of and engage in the transactions contemplated by the Purchase Agreement with respect to the Condominium Units and the other Transaction Documents;
(ii)    directly or indirectly acquire, own, manage, operate, improve, finance, refinance, develop, redevelop, construct, renovate, market, lease, sell and otherwise deal with and dispose of the Company Property; and
(iii)    conduct all other activities reasonably necessary or desirable to accomplish the foregoing purposes.
(b)    It is acknowledged that, subject to any other applicable or relevant provisions of this Agreement:
(i)    SHR has formed EH Hotel Holdings, EH Hotel Mezz and EH Hotel Owner;
(ii)    SHR has formed EH DTRS Holdings, EH DTRS Mezz and EH Operating Lessee;
(iii)    SHR has formed the Company, EH Condominium Mezz and EH Condominium Owner;
(iv)    Operating Lessee has entered into the Hotel Management Agreement;
(v)    on the Closing Date, pursuant to the terms of the Loan Documents, EH Hotel Owner and EH Condominium Owner shall incur the Acquisition Senior Loan;
(vi)    on the Closing Date, pursuant to the terms of the Purchase Agreement, EH Hotel Owner shall acquire the Hotel and EH Condominium Owner shall acquire the Condominium Units;
(vii)    on the Closing Date, EH Hotel Owner and EH Operating Lessee shall enter into the Operating Lease; and

(viii)    on the Closing Date, EH Hotel Holdings and the Asset Manager shall enter into the Asset Management Agreement and the Asset Manager and Monroe shall enter into the Asset Management Fee Side Letter.
(c)    It is acknowledged that, subject to any other applicable or relevant provisions of this Agreement:
(i)    the Members shall cause EH Hotel Holdings and EH DTRS Holdings to be 100% directly owned by certain Affiliates of SHR and Monroe, in the same proportion as their respective interests in the Company;
(ii)    the Members shall cause EH Hotel Mezz and EH Hotel Owner to be 100% directly or indirectly owned by EH Hotel Holdings;
(iii)    the Members shall cause EH DTRS Mezz and EH Operating Lessee to be 100% directly or indirectly owned by EH DTRS Holdings; and
(iv)    the Members shall cause EH Condominium Mezz and EH Condominium Owner to be 100% directly or indirectly owned by the Company.
It is expressly understood that EH Hotel Holdings will conduct all of its business directly or indirectly through EH Hotel Mezz and EH Hotel Owner, EH DTRS Holdings will conduct all of its business directly or indirectly through EH DTRS Mezz and EH Operating Lessee, and the Company will conduct all of its business directly or indirectly through EH Condominium Mezz and EH Condominium Owner.
ARTICLE III
MEMBERS
3.01    Members. Effective as of the Effective Date, the Members of the Company shall be Monroe and SHR. Except as expressly permitted by this Agreement, no other Person shall be admitted as a member of the Company and no additional Interest shall be issued, without the approval of all of the Members.
3.02    Limitation on Liability. Except as otherwise provided in the Delaware Act, (a) the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company, (b) the liability of each Member to contribute capital to the Company shall be limited to the amount of Capital Contributions required to be made by such Member in accordance with the provisions of this Agreement, but only when and to the extent the same shall become due pursuant to the provisions of this Agreement, and (c) the liability and obligations of each Member under this Agreement shall be limited to such Member’s Interest in the Company and no recourse shall be permitted to any property, assets or other interests of such Member other than to (i) such Member’s Interest hereunder and (ii) the amount of any distributions or other amounts distributed or paid to such Member in contravention of this Agreement.
3.03    Limited Guarantees. Notwithstanding Section 3.02 or any other provision of this Agreement to the contrary, if any of the lenders of the Acquisition Senior Loan or any other indebtedness incurred to refinance all or any portion of the Acquisition Senior Loan requires a limited guaranty from the Members or credit-worthy Affiliates of the Members in connection with such indebtedness, each Member agrees to execute and deliver to such lenders, or to cause a credit-worthy Affiliate of such Member to execute and deliver to such lenders, a several and not joint (based on such Member’s Percentage Interest) reasonable and customary limited guarantee with respect to damages of such lenders arising from customary “bad boy” actions of such Member, such as fraud, intentional or willful misconduct, intentional or willful misrepresentation, criminal acts, misappropriation of funds, failure to pay taxes or insurance premiums, and similar actions or omissions as well as an environmental matters guaranty. Additionally, each Member agrees to deliver to such lenders financial information with respect to such Member (or the credit-worthy Affiliate of such Member) as may be reasonable requested by such lenders.
ARTICLE IV
CAPITAL
4.01    Initial Capital Contributions and Capital Commitments. On the date hereof, Monroe has contributed to the Company the amount in cash set forth on Exhibit A in exchange for its Interest in the Company, and SHR has contributed to the Company the amount in cash set forth on Exhibit A in exchange for its Interest in the Company. Each Member shall make contributions to the capital of the Company from time to time for the purposes set forth in Section 2.05 and to pay or set aside funds for the expenses, liabilities and other obligations of the Company, in an aggregate amount not to exceed such Member’s Capital Commitment set forth on Exhibit A (the “Mandatory Capital Contributions”), by contributing installments in cash when and as called by the Managing Member upon at least ten (10) business days’ prior written notice (each a “Capital Call Notice”). Each Capital Contribution to the Company shall be made in United States dollars by wire transfer of immediately available funds to a bank account designated by the Managing Member. The Members acknowledge and agree that any amounts paid by the Members or their respective Affiliates pursuant to the terms of the Reimbursement Agreement shall be deemed to be Mandatory Capital Contributions hereunder. A failure by any Member to make any Mandatory Capital Contribution to the extent required hereunder shall constitute an Event of Default by such Member, and the consequences of a failure by any Member to fund any Mandatory Capital Contributions shall be as set forth in Section 4.03 and Section 12.01.
4.02    Additional Capital Contributions. If at any time or from time to time after all of the Mandatory Capital Contributions have been contributed, either Member determines that additional funds (a “Shortfall”) are reasonably required (i) to meet the ongoing obligations, liabilities, expenses or other reasonable business needs of the Company in accordance with the then applicable Budget or Operating Plan or (ii) to fund Necessary Expenses, and such Member has determined to request additional capital to fund such Shortfall, then such Member shall deliver notice (a “Participation Notice”) to each of the Members offering each Member the right to contribute (subject to the consequences specified herein) its pro rata share (based upon the Percentage Interests of the Members at the time of such request) of such Shortfall (such pro rata share, an “Additional Capital Contribution”). If so requested by the such Member, each Member who elects to fund any Additional Capital Contribution shall do so within ten (10) Business Days after receipt of a Participation Notice; provided that any Member may provide funds sooner if it reasonably determines to do so. Notwithstanding anything to the contrary contained herein, a failure by any Member to make any Additional Capital Contribution to the extent requested hereunder shall not constitute an Event of Default by such Member, and the sole consequence of a failure by any Member to fund any Additional Capital Contributions shall be as set forth in Section 4.03, other than Section 4.03(a)(iii).
4.03    Capital Contribution Default; Remedies.
(d)    Upon the failure of any Member (the “Non-Funding Member”) to make any Mandatory Capital Contribution or Additional Capital Contribution (the portion thereof not contributed by such Non-Funding Member being referred to herein as the “Deficiency”), the contributing Member shall inform the other Member (the “Funding Member”) in writing of such Deficiency (a “Deficiency Notice”) within five (5) days after the date on which the contribution was required to be made. Within five (5) days after the date of delivery of a Deficiency Notice, the Funding Member shall deliver written notice (an “Election Notice”) to the Non-Funding Member, stating that it elects, in its sole and absolute discretion, to do one of the following in connection with such Deficiency:
(i)    withdraw the Capital Contribution that was made by it with respect to the Mandatory Capital Contribution or the Additional Capital Contribution to which the Deficiency relates;
(ii)    not withdraw the Capital Contribution that was made by it with respect to the Mandatory Capital Contribution or the Additional Capital Contribution to which the Deficiency relates and contribute an additional Capital Contribution in an amount equal to the Deficiency (a “Deficiency Contribution”), which contribution shall be treated as provided in Section 4.03(b) below as the Funding Member may elect in its sole and absolute discretion; or
(iii)    neither withdraw its Capital Contribution nor make a Deficiency Contribution, in which event the Funding Member may pursue any of the remedies provided for in Section 12.01 from the Non-Funding Member (but only to the extent that the Deficiency arose with respect to a Mandatory Capital Contribution).
If the Funding Member makes an election under clause (i) above, the Funding Member shall have no liability for the failure to make its required or requested Capital Contribution with respect to the Mandatory Capital Contribution or the Additional Capital Contribution to which the Deficiency relates. If the Funding Member makes an election under clause (ii) above, then the Funding Member shall have an additional thirty (30) days after the date the Deficiency was originally required to be contributed to make the Deficiency Contribution. If the Funding Member makes an election under clause (iii) above, the Funding Member shall have no liability for the failure to make a Deficiency Contribution with respect to the Mandatory Capital Contribution or the Additional Capital Contribution to which the Deficiency relates. If the Funding Member fails to deliver a timely

Election Notice, it shall be deemed to have delivered an Election Notice making the election described in clause (iii) above.
(e)    A Funding Member who makes the election under clause (a)(ii) or clause (a)(iii) above shall have the following options:
(i)    it may elect to have all or any portion of the amount contributed by it with respect to the Mandatory Capital Contribution or the Additional Capital Contribution to which the Deficiency relates (including its pro rata share of such Mandatory Capital Contribution or Additional Capital Contribution (as applicable) and any Deficiency Contribution) be treated as a Capital Contribution to the Company governed by clause (c) below (an “Adjustment Contribution”);
(ii)    it may elect to have all or any portion of the amount contributed by it with respect to the Mandatory Capital Contribution or the Additional Capital Contribution to which the Deficiency relates (including its pro rata share of such Mandatory Capital Contribution or Additional Capital Contribution (as applicable) and any Deficiency Contribution) be treated as a loan to the Company governed by clause (d) below (a “Deficiency Loan”); or
(iii)    it may elect to have all or any portion of the amount contributed by it with respect to the Mandatory Capital Contribution or the Additional Capital Contribution to which the Deficiency relates (including its pro rata share of such Mandatory Capital Contribution or Additional Capital Contribution (as applicable) and any Deficiency Contribution) be treated as a preferred equity contribution to the Company governed by clause (e) below (a “Preferred Contribution”).
Such election(s) shall be made by written notice to the other Member within thirty (30) days after the earlier of (x) delivery of an Election Notice, or (y) expiration of the period for delivery of an Election Notice. If such Funding Member fails to deliver such notice within such 30-day period, then such Funding Member shall be deemed to have elected to have the entire amount contributed by it with respect to the Mandatory Capital Contribution or the Additional Capital Contribution to which the Deficiency relates (including its pro rata share of such Mandatory Capital Contribution or Additional Capital Contribution (as applicable) and any Deficiency Contribution) be treated as a Deficiency Loan under clause (ii) above; provided, however, that if any provision of any agreement related to the Acquisition Senior Loan prohibits the Company from treating such amounts as a Deficiency Loan, then the Funding Member shall be deemed to have elected to have the entire amount contributed by it with respect to the Mandatory Capital Contribution or the Additional Capital Contribution to which the Deficiency relates (including its pro rata share of such Mandatory Capital Contribution or Additional Capital Contribution (as applicable) and any Deficiency Contribution) be treated as a Preferred Contribution.

In addition to the foregoing options, after a Member has elected (or is deemed to have elected) to have an amount advanced by it to the Company be treated as a Deficiency Loan or a Preferred Contribution, it may thereafter elect to have the outstanding balance of such Deficiency Loan or Preferred Contribution, together with all interest or preferred distribution rights (as applicable) accrued and unpaid thereon through the Conversion Date, be converted to an Adjustment

Contribution by delivering written notice of such election (“Conversion Notice”) to the other Member no later than ninety (90) days after the origination of the Deficiency Loan. Such conversion shall take effect on the date which is thirty (30) days following such Member’s delivery of the Conversion Notice to the other Member (“Conversion Date”). On the Conversion Date, (A) the Deficiency Loan or Preferred Contribution (as applicable) so converted shall be deemed to have been repaid to such Member, and (B) such Funding Member shall be deemed to have made an Adjustment Contribution equal to the then outstanding balance of such Deficiency Loan or Preferred Contribution (as applicable), plus the interest or preferred distribution rights (as applicable) accrued and unpaid thereon.
(f)    If a Funding Member makes an Adjustment Contribution or timely elects to have a Deficiency Loan or a Preferred Contribution converted to an Adjustment Contribution, then the Members’ Percentage Interests shall be recalculated by the Managing Member in good faith, effective as of the date the Deficiency was required to have been contributed by the Non-Funding Member (or, in the case of a Deficiency Loan or a Preferred Contribution which is converted to an Adjustment Contribution, on the Conversion Date) as follows:
(i)    the amount of Capital Contributions made by the Funding Member as of such date shall be deemed increased by the amount of any Deficiency Contribution, Deficiency Loan and/or Preferred Contribution (but only to the extent that such Deficiency Loan and such Preferred Contribution are then being converted to an Adjustment Contribution) made by the Funding Member as of such date; and
(ii)    the amount of Capital Contributions made by all Members as of such date shall be deemed increased by the amount of any Deficiency Contribution, Deficiency Loan and/or Preferred Contribution (but only to the extent that such Deficiency Loan and such Preferred Contribution are then being converted to an Adjustment Contribution) made by the Funding Member as of such date.
Each Member’s Percentage Interest shall then be recalculated to equal the quotient obtained by dividing (A) the Capital Contributions made and deemed to be made by such Member as of such date and after giving effect to clause (i) above, by (B) the Capital Contributions made and deemed to be made by all Members in the aggregate as of such date and after giving effect to clause (ii) above, which quotient shall be expressed as a percentage. Upon the written request of any Member after completion of an adjustment to the Percentage Interest of each Member as provided above, the Managing Member shall confirm such adjustment in writing.
(g)    The terms of each Deficiency Loan shall be as follows: (i) interest shall accrue on the outstanding balance of such Deficiency Loan at the Applicable Rate per annum, compounded quarterly; (ii) such Deficiency Loan shall be a loan to the Company and not a Capital Contribution; (iii) no Member shall be entitled to any distributions under Article VI unless and until such Deficiency Loan and all accrued and unpaid interest thereon have been paid in full to the Member making the same, and all such distributions which otherwise would be made under Article IV shall instead be paid directly to the Member making Deficiency Loans that remain outstanding until the Deficiency Loans and all accrued and unpaid interest thereon have been paid in full (any such payments shall first be applied to unpaid interest accruing thereon, and then to principal); (iv) the

Deficiency Loan shall be due and payable in full upon the earlier of the tenth (10th) anniversary of the origination of the Deficiency Loan or the liquidation of the Company (without any prepayment premium or penalty); (v) the Deficiency Loan shall provide that it may not be accelerated prior to maturity for any reason (other than in connection with a liquidation of the Company), including non-payment, and shall have no financial or other covenants; (vi) the Deficiency Loan shall be unsecured; and (vii) no Member shall have any personal liability for the payment of any Deficiency Loan or any interest accrued thereon. In the event that more than one Deficiency Loan remains outstanding, the same shall be paid on a pro rata basis, based on the relative proportions of the outstanding balances of principal and interest with respect thereto. In any instance in which a Member may make a Deficiency Loan, such Member may, at its option, cause an Affiliate of such Member to make such loan on the same terms and conditions as the Member; provided, however, that any such Affiliate shall not have the right to convert such Deficiency Loan to an Adjustment Contribution. Notwithstanding the foregoing, the Member associated with such Affiliate may elect to have such Deficiency Loan converted to an Adjustment Contribution by timely delivering a Conversion Notice in the manner set forth above. In such event, (x) such Member shall be deemed to have converted the balance of such Deficiency Loan (including all accrued and unpaid interest) into an Adjustment Contribution for the benefit of such Member, and (y) the Deficiency Loan so converted shall be deemed to have been repaid.
(h)    The terms of each Preferred Contribution shall be as follows: (i) preferred distribution rights shall accrue on the outstanding balance of such Preferred Contribution at the Applicable Rate per annum, compounded quarterly; (ii) no Member shall be entitled to any distributions under Article VI unless and until an amount equal to the Preferred Contribution plus all accrued and unpaid preferred distribution rights thereon (the “Preference Amount”) has been paid in full to the Member making the Preferred Contribution, and all such distributions which otherwise would be made under Article IV shall instead be paid directly to the Member making the Preferred Contribution until the Preference Amount has been paid in full; (iii) an amount equal to the Preference Amount less any previous distributions in partial payment of the Preference Amount shall be distributed to the Member making the Preferred Contribution upon the earlier of the tenth (10th) anniversary of the origination of the Preferred Contribution or the liquidation of the Company (without any prepayment premium or penalty); and (iv) no Member shall have any personal liability for the payment of the Preference Amount. In the event that more than one Preferred Contributions remains outstanding, the same shall be paid on a pro rata basis, based on the relative proportions of the outstanding balances of Preference Amounts with respect thereto. In any instance in which a Member may make a Preferred Contribution, such Member may, at its option, cause an Affiliate of such Member to make such Preferred Contribution on the same terms and conditions as the Member; provided, however, that any such Affiliate shall not have the right to convert such Deficiency Loan to an Adjustment Contribution. Notwithstanding the foregoing, the Member associated with such Affiliate may elect to have such Preferred Contribution converted to an Adjustment Contribution by timely delivering a Conversion Notice in the manner set forth above. In such event, (x) such Member shall be deemed to have converted the balance of such Preferred Contribution (including all accrued and unpaid preferred distribution rights thereon) into an Adjustment Contribution for the benefit of such Member, and (y) the Preferred Contribution so converted shall be deemed to have been paid.

(i)    Each Member acknowledges and agrees that the other Members would not be entering into this Agreement were it not for (i) the Members agreeing to make the Capital Contributions provided for in Section 4.01 and Section 4.02, and (ii) the remedy provisions set forth above in this Section 4.03. Each Member acknowledges and agrees that the remedy provisions set forth in this Section 4.03 are fair, just and equitable in all respects.
4.04    Capital Accounts. A separate Capital Account will be maintained for each Member in accordance with Treasury Regulation Section 1.704‑1(b)(2)(iv). Consistent therewith, the Capital Account of each Member will be determined and adjusted as follows:
(a)    Each Member’s Capital Account will be credited with:
(ix)    any contributions of cash made by such Member to the capital of the Company plus the fair market value of any property contributed by such Member to the capital of the Company (net of any liabilities to which such property is subject or which are assumed by the Company);
(x)    the Member’s distributive share of Net Profit and any items in the nature of income or gain specially allocated to such Member pursuant to Section 6.02; and
(xi)    any other increases required by Treasury Regulation Section 1.704‑1(b)(2)(iv), without duplication.
(b)    Each Member’s Capital Account will be debited with:
(v)    any distributions of cash made from the Company to such Member plus the fair market value of any property distributed in kind to such Member (net of any liabilities to which such property is subject or which are assumed by such Member);
(vi)    the Member’s distributive share of Net Loss and any items in the nature of expenses or losses specially allocated to such Member pursuant to Section 6.02; and
(vii)    any other decreases required by Treasury Regulation Section 1.704‑1(b)(2)(iv), without duplication.
The initial Capital Account balance of each Member is set forth on Exhibit A attached hereto, which balances have been determined in accordance with the provisions of Treasury Regulation Section 1.704‑1(b)(2)(iv)(f). Any expenses borne by a Member for its own account will not increase such Member’s Capital Account, nor affect its share of Profits or Losses. The provisions of this Section 4.04 and any other provisions of this Agreement relating to the maintenance of Capital Accounts have been included in this Agreement to comply with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder and will be interpreted and applied in a manner consistent with those provisions.

4.05    No Further Capital Contributions. Except as expressly provided in this Agreement or with the prior written consent of the Members, no Member shall be required or entitled to contribute any other or further capital to the Company, nor shall any Member be required or entitled to loan any funds to the Company. No Member will have any obligation to restore any negative balance in its Capital Account at any time including upon liquidation or dissolution of the Company.
ARTICLE V
INTERESTS IN THE COMPANY
5.01    Percentage Interest. The Percentage Interests of the Members may be adjusted only as set forth in this Agreement.
5.02    Return of Capital. No Member shall be liable for the return of the Capital Contributions (or any portion thereof) of any other Member, it being expressly understood that any such return shall be made solely from the assets of the Company. No Member shall be entitled to withdraw or receive a return of any part of its Capital Contributions or Capital Account, to receive interest on its Capital Contributions or Capital Account or to receive any distributions from the Company, except as expressly provided for in this Agreement or under applicable law. No Member shall have any obligation to restore any negative balance in its Capital Account.
5.03    Ownership. All Company Property shall be owned by the Company, directly or indirectly through one or more Subsidiaries, subject to the terms and provisions of this Agreement. Title to Company Property shall be held by the Company in the Company’s name or by a Subsidiary.
5.04    Waiver of Partition; Nature of Interests in the Company. Except as otherwise expressly provided for in this Agreement, each of the Members hereby irrevocably waives any right or power that such Member might have to:
(viii)    cause the Company or any of its assets to be partitioned;
(ix)    cause the appointment of a receiver for all or any portion of the assets of the Company;
(x)    compel any sale of all or any portion of the assets of the Company pursuant to any applicable law; or
(xi)    file a complaint, or to institute any proceeding at law or in equity, to cause the termination, dissolution or liquidation of the Company.
Each of the Members has been induced to enter into this Agreement in reliance upon the waivers set forth in this Section 5.04, and without such waivers no member would have entered into this Agreement. No Member shall have any interest in any specific Company Property. The interests of all Members in this Company are personal property.

ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS
6.01    Allocations. For each taxable year or portion thereof, Net Profit and Net Loss shall be allocated (after all allocations pursuant to Section 6.02 have been made) as follows:
(j)    Net Loss shall be allocated among the Members so as to reduce, proportionately, the differences between their respective Partially Adjusted Capital Accounts and Target Accounts for such year; provided, however, that no portion of the Net Loss for any taxable year shall be allocated to a Member whose Target Account is greater than or equal to its Partially Adjusted Capital Account for such taxable year.
(k)    Net Profit shall be allocated among the Members so as to reduce, proportionately, the differences between their respective Target Accounts and Partially Adjusted Capital Accounts for such year; provided, however, that no portion of the Net Profit for any taxable year shall be allocated to a Member whose Target Account is less than or equal to its Partially Adjusted Capital Account for such taxable year.
6.02    Allocations and Compliance with Section 704(b). The following special allocations shall, except as otherwise provided, be made in the following order:
(c)    Notwithstanding anything to the contrary contained in this Article VI, if there is a net decrease in Company Minimum Gain or in any Member Minimum Gain during any taxable year or other period, prior to any other allocation pursuant hereto, such Member shall be specially allocated items of Profit for such year (and, if necessary, subsequent years) in an amount and manner required by Treasury Regulation Sections 1.704‑2(f) or 1.704‑2(i)(4). The items of Profit to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704‑2.
(d)    Nonrecourse Deductions for any taxable year or other period shall be allocated (as nearly as possible) under Treasury Regulation Section 1.704‑2 to the Members, pro rata in proportion to their respective Percentage Interest.
(e)    Any Member Nonrecourse Deductions for any taxable year or other period shall be allocated to the Member that made or guaranteed or is otherwise liable with respect to the loan to which such Member Nonrecourse Deductions are attributable in accordance with principles under Treasury Regulation Section 1.704‑2(i).
(f)    Any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704‑1(b)(2)(ii)(d)(4), (5) or (6) which causes or increases a negative balance in his or its Capital Account shall be allocated items of Profit sufficient to eliminate such increase or negative balance caused thereby, as quickly as possible, to the extent required by such Treasury Regulation.
(g)    No allocation of an item of Loss shall be made to any Member if, as a result of such allocation, such Member would have an Adjusted Capital Account Deficit. Any such disallowed allocation shall be made to the Members entitled to receive such allocation under Treasury Regulation Section 1.704 in proportion to their respective Percentage Interests. If any item of Loss is reallocated under this subsection 6.02(e), subsequent allocations of Profit and Loss (and items thereof) shall be made so that, to the extent possible, the net amount allocated under this subsection 6.02(e) equals the amount that would have been allocated to each Member if no reallocation had occurred under this subsection 6.02(e).
(h)    For purposes of Section 752 of the Code and the Treasury Regulations thereunder, excess nonrecourse liabilities (within the meaning of Treasury Regulations Section 1.752‑3(a)(3)) shall be allocated to the Members pro rata in proportion to their respective Percentage Interests.
(i)    The allocations contained in Sections 6.02(a), 6.02(c), 6.02(d) and 6.02(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulation Sections 1.704‑1 and 1.704‑2. The Regulatory Allocations shall be taken into account in allocating Profits, Losses, Net Profit and Net Loss and other items of income, gain, loss and deduction among the Members so that to the extent possible, the aggregate of (i) the allocations made to each Member under this Agreement other than the Regulatory Allocations and (ii) the Regulatory Allocations made to each Member shall equal the net amount that would have been allocated to each Member had the Regulatory Allocations not occurred, so as to achieve the intended results, as expressed in Section 6.04(b), regarding the targeted allocations of Net Profits and Net Losses (after taking into account the allocations made pursuant to this Section 6.02 and the application of Section 6.04(b)). The Members shall take account of the fact that certain of the Regulatory Allocations will occur at a period in the future for purposes of applying this Section 6.02(g).
(j)    To the extent the restrictions on certain allocations set forth in the last proviso in Sections 6.01(a) or 6.01(b), or in 6.01(c), actually affect the allocation of Net Profits or Net Loss or other items of income, gain, loss and deduction, such restriction shall be taken into account in making allocations in future periods so that to the extent possible and subject to such restrictions, the cumulative allocations of Net Profits and Net Losses to each Member equal the amount that would have been allocated such Member without such provisos, so as to achieve the intended results, as expressed in Section 6.04(b), regarding the targeted allocations of Net Profits and Net Losses (after taking into account the allocations made pursuant to this Section 6.02 and the application of Section 6.04(b)).
6.03    Distributions. Except as provided in Section 6.04 and subject to payment of any outstanding amounts due under any Deficiency Loan or any Preferred Contributions, the Company shall, as determined by the Members as a Major Decision, make distributions of Available Cash to the Members in proportion to their then respective Percentage Interests, it being acknowledged that it is the intent of the Members to distribute Available Cash regularly but consistent with business requirements and the Transaction Documents.
6.04    Distributions in Liquidation.
(a)    Upon the dissolution and winding–up of the Company, the proceeds of sale and other assets of the Company distributable to the Members under Section 11.02(c)(iii) shall be distributed, not later than the latest time specified for such distributions pursuant to Treasury Regulation Section 1.704‑1(b)(2)(ii)(b)(2) to the Members in proportion to and in accordance with their respective Percentage Interests.
(b)    The parties intend that the allocations made pursuant to this Article VI shall produce final Capital Account balances of the Members that will permit liquidating distributions that are made in accordance with final Capital Account balances to be made in a manner identical to the order of priorities set forth in Section 6.03. With the election of the Managing Member, a pro rata portion of the distributions that would otherwise be made to the Members under the preceding paragraph may be distributed to a trust reasonably established, for a reasonable period of time, for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company. The assets of any trust established under this Section 6.04 will be distributed to the Members from time to time by the trustee of the trust upon approval by the Members as a Major Decision in the same proportions as the amount distributed to the trust by the Company would otherwise have been distributed to the Members under this Agreement.
6.05    Tax Matters. The Members intend for the Company to be treated as a partnership for federal income tax purposes. The Members shall make all applicable elections, determinations and other decisions under the Code and applicable Treasury Regulations, including, without limitation, the deductibility of a particular item of expense and the positions to be taken on the Company’s tax return, and shall approve the settlement or compromise of all audit matters raised by the Internal Revenue Service affecting the Members generally. The Members shall each take reporting positions on their respective federal, state and local income tax returns consistent with the positions determined for the Company by the Members. The Managing Member shall cause all federal, state and local income and other tax returns to be timely filed by the Company and shall be authorized to execute such returns; provided that any state and federal tax returns to be filed by the Managing Member shall be subject to the approval of the other Members, it being understood that the other Members shall have twenty-one (21) calendar days after receipt of copies of such tax returns from the Managing Member to approve or disapprove of such federal and state tax returns and any failure to do so within such period shall be deemed a waiver of any approval rights with respect to such returns.
6.06    Tax Matters Partner. The Managing Member shall be the tax matters partner within the meaning of Section 6231(a)(7) of the Code and, subject to Section 6.05, shall exercise all rights, obligations and duties of a tax matters partner under the Code; provided, however, that the tax matters partner shall notify the Members of the status of any proceeding before the IRS, other governmental agency, court or administrative body and shall provide copies of any pleadings, briefs, petition, submissions and correspondence to each other Member, shall not enter into any settlement agreement which binds another Member pursuant to Code § 6224(c)(3) without the express written consent of such Member, and shall not enter into any settlement pursuant to Rule 248(a) or (b) of the Rules of Practice and Procedure of the United States Tax Court without the express written consent of each other Member.

6.07    Section 704(c). In accordance with Section 704(c) of the Code and the applicable Treasury Regulations thereunder, income, gain, loss, deduction and tax depreciation with respect to any property contributed to the capital of the Company, or with respect to any property which has a Book Basis different than its adjusted tax basis, shall, solely for federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted tax basis of such property to the Company and the Book Basis of such property, in accordance with Section 4.04. Any elections, accounting conventions or other decisions relating to such allocations shall be made by the Members in a manner that (i) reasonably reflects the purposes and intention of this Agreement, and (ii) complies with Code Sections 704(b) and 704(c) and the Treasury Regulations thereunder. For such allocations, the Members may select any method permitted in the Treasury Regulations under Code Section 704(c) with respect to such allocations, including the “traditional method”, the “traditional method with curative allocations” and the “remedial allocation method”.
6.08    Withholding. The Company shall be permitted to withhold from distributions all amounts required to be withheld pursuant to Section 1446 of the Code or any other provision of federal, state, or local tax law, and such amounts shall be treated as amounts actually distributed to the Members for all purposes under this Agreement. If the Managing Member reasonably determines that the Company has insufficient liquid assets to satisfy such withholding obligation, the Member as to which withholding applies shall contribute cash to the Company in an amount sufficient to satisfy such withholding obligation.
6.09    No Tax Confidentiality. Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, Section 13.14, each Member (and each employee, agent or representative of each Member) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Company and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure except to the extent maintaining such confidentiality is necessary to comply with any applicable U.S. federal or state securities laws.
6.10    Certain Transactions. The Members shall not knowingly cause the Company to engage directly or indirectly in a transaction that is a “listed transaction” as defined in Treasury Regulation Section 1.6011‑4(b)(2). If any Member becomes aware that the Company has engaged directly or indirectly in a transaction that is a listed transaction or a “prohibited reportable transaction” as defined by Code Section 4965(e), it shall promptly notify each of the other Members.
ARTICLE VII
MANAGEMENT
7.01    Management. Except as otherwise expressly provided in this Agreement, the business and affairs of the Company shall be vested in and controlled by the Members as provided below.
(k)    All decisions made with respect to the business, management and control of the Company shall be made by the Managing Member and all such decisions shall be binding on the Company and all Members, except for decisions which by the express terms of Section 7.01(b) require the approval of all Members and except for decisions or actions contemplated in Sections 4.03 and 2.05(d) which shall be made or taken exclusively by SHR or Monroe, as the case may be. The Managing Member may elect officers of the Company to implement the decisions (including without limitation executing documents) of the Members from time to time. As a general rule, SHR shall oversee day to day Hotel operations and Monroe shall oversee real estate redevelopment concepting; provided that, Monroe shall have the right to participate in and require owner under the Hotel Management Agreement to arrange a meeting with the hotel manager.
(l)    Notwithstanding the foregoing, each of the following matters (each, a “Major Decision”) requires the prior written approval of all Members (and each Member shall respond to any request for approval within a reasonable period of time):
(i)    Subject to Section 9.05, any merger or consolidation with or into any Person or establishment of joint ventures, partnerships or other non-wholly owned Subsidiaries;
(ii)    Any Sale of Company Property (whether pursuant to assignment, sale, lease or other disposition of any of the Company Property), which for these purposes shall include any of the Condominium Units (in each case other than in connection with a Sale of Company Property where the Member complies with Section 9.05);
(iii)    Any request for additional capital or the funding thereof except for Mandatory Capital Contributions made pursuant to Section 4.01 and Additional Capital Contributions made pursuant to Section 4.02;
(iv)    Any improvement, rehabilitation, alteration, repair, or completion of construction of any Company Property in any year in an aggregate amount in excess of the Company’s furniture, fixtures and equipment reserve plus US$500,000;
(v)    Any financing, refinancing or securitization of any Company Property (including without limitation, any Loan), including, without limitation, interim and permanent financing, and any other financing or refinancing of the operations of the Company and the execution and delivery of any documents, agreements or instruments evidencing, securing or relating to any such financing; provided, however, that no guarantees or credit enhancements can be required from any Member or its Affiliates without such party’s consent (other than as set forth in Section 3.03);
(vi)    (A) amendment, waiver, modification, or termination of the Hotel Management Agreement in accordance with its terms or otherwise with the consent of the other party thereto and the selection of a new hotel manager in connection with any such termination; (B) approval of any assignment by the hotel manager of its rights and/or obligations under the Hotel Management Agreement; (C) approval of any Senior Personnel (as defined in the Hotel Management Agreement) under the terms of the Hotel Management Agreement; (D) approval of the annual budget under the Hotel Management Agreement; and (E) approval of any plan under Section 4.08 of the Hotel Management Agreement;

(vii)    Causing the Company to engage in any business or activity other than those referred to in Section 2.05;
(viii)    Selection of the Company’s accountants and independent auditors;
(ix)    Except to the extent expressly contemplated in this Agreement, the Purchase Agreement, the Hotel Management Agreement or any other written agreement entered into or approved in writing by each Member, causing the Company or any of its Subsidiaries to enter into or consummate any transaction or arrangement between the Company or any of its Subsidiaries, on the one hand, and any Member or any Affiliate of any Member, on the other hand, or any other transaction which has a disproportionate benefit to such Member;
(x)    The settlement of any material legal proceedings against the Company and confession of any judgment against the Company or any property of the Company in an amount in excess of $500,000;
(xi)    Admitting any additional Member into the Company or, except as contemplated by Section 4.03, otherwise issuing any equity interest in the Company;
(xii)    Except as otherwise provided in this Agreement, making any loans to any Person or guarantying any indebtedness of any Person;
(xiii)    Acquiring any real property, whether improved or unimproved or any interest therein, except the Hotel;
(xiv)    Entering into any material agreement outside the ordinary course of business;
(xv)    (A) termination of the Asset Management Agreement in accordance with its terms or otherwise with the consent of the other party thereto and the selection of a asset manager in connection with any such termination; and (B) approval of any assignment by the Asset Manager of its rights and/or obligations under the Asset Management Agreement;
(xvi)    amending, modifying or waiving any provision of any Loan Document or the refinancing of the loan under the Loan Documents;
(xvii)    Unless otherwise required by applicable law or administrative guidance, entering into any agreements or taking any action (including federal and state tax matters and elections) with respect to the Company, any Subsidiary of the Company or the Company Property that would, or would be reasonably likely to, jeopardize Strategic REIT’s or Monroe EH Holdings Trust’s status as a real estate investment trust for U.S. federal income tax purposes;
(xviii)    Taking any action in contravention of this Agreement or which would make it impossible to carry out the business of the Company;

(xix)    Taking any action on behalf of a Subsidiary or any other entity Controlled by the Company that would constitute a Major Decision or amending or waiving any material rights in any agreement the entering into of which was a Major Decision;
(xx)    Taking any other action expressly reserved to the Members under this Agreement as a Major Decision;
(xxi)    The taking of any action reasonably likely to cause recourse to any Member or its Affiliates (other than the Company, EH Hotel Holdings, EH DTRS Holdings and any of their respective Subsidiaries) under the terms of any Loan Document;
(xxii)    The filing of bankruptcy or any similar proceeding of the Company, any Subsidiary or the Company Property;
(xxiii)    Except as contemplated by this Agreement, dissolving, liquidating or winding up the affairs of the Company or assigning any Company Property for the benefit of any creditors;
(xxiv)    Causing the Company to have any employees;
(xxv)    Approval or amendment of the Initial Budget and Operating Plan and all subsequent Budgets and Operating Plans;
(xxvi)    Making any material tax election, determination, withholding or other decision under the Code and applicable Treasury Regulations; and
(xxvii)    entering into any agreement or contract to do any of the foregoing.
Notwithstanding the foregoing, none of the foregoing approval rights for Major Decisions shall be deemed to limit or restrict any Member’s rights to cause a Sale of Company Property in accordance with this Agreement.
7.02    Asset Management Services; Enforcement of Asset Management Agreement and Purchase Agreement. On the Closing Date, EH Hotel Holdings and the Asset Manager shall enter into the Asset Management Agreement, pursuant to which the Asset Manager shall provide such management services and perform such duties as may be delegated to it pursuant to the terms of the Asset Management Agreement; provided that in no event shall such services or duties be undertaken if doing so would otherwise constitute a Major Decision without the approval of Monroe. SHR hereby acknowledges and agrees that notwithstanding anything contained herein to the contrary, Monroe shall have the sole and exclusive right and authority to enforce any rights or grant any approvals or waivers the Company may have under the Asset Management Agreement, the Purchase Agreement or any other agreement between the Company or its Subsidiaries where the counterparty is SHR or one of its Affiliates.
7.03    Duties and Conflicts.
(c)    The Members and their respective officers, employees and Affiliates shall devote such time to the Company business as they deem to be necessary or desirable in connection with their respective duties and responsibilities hereunder. Except as otherwise specifically provided hereunder, no Member nor any member, partner, shareholder, officer, director, employee, agent or representative of any Member shall receive any salary or other remuneration for its services rendered pursuant to this Agreement without the prior written consent of all disinterested Members.
(d)    Each of the Members recognizes, acknowledges and agrees as follows:
(i)    each of the Members and their respective Affiliates, employees, agents and representatives have or may have in the future other business interests, activities and investments, some of which may be in conflict or competition with the business of the Company, and are entitled to carry on such other business interests, activities and investments;
(ii)    each of the Members and their respective Affiliates, employees, agents and representatives may engage, invest in and/or possess an interest in, independently, with one another, or with others, any business activity of any type or description, including without limitation, those that might be the same as or similar to the business of the Company and that might be in direct or indirect competition with the Company, and including, without limitation, owning, financing, acquiring, leasing, promoting, developing, improving, operating, managing and servicing real property and mortgage loans on its own behalf or on behalf of other entities with which any of the Members is Affiliated or otherwise;
(iii)    each of the Members and their respective Affiliates, employees, agents and representatives may engage in any such activities, whether or not competitive with the Company, without any obligation to offer any interest in such activities to the Company or to the other Members;
(iv)    neither the Company nor any Member shall have any right, by virtue of this Agreement, in or to such ventures or activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Company, shall not be deemed wrongful or improper;
(v)    the obligations and duties of the Members to each other and to the Company shall be limited solely to those arising under the Transaction Documents, and neither the Members nor their respective Affiliates shall be obligated to present any investment opportunity or prospective economic advantage to the Company or the Members, even if the opportunity is of the character that, if presented to the Company or the Members, could be taken by any of them; and
(vi)    the rights, powers, duties, liabilities and obligations of the Members (including the Managing Member) shall be determined solely pursuant to this Agreement and to the extent there is any conflict or inconsistency between the rights, powers, duties, liabilities and obligations of any Member under this Agreement and the Delaware Act or other Applicable Law, this Agreement shall control to the extent permitted under the Delaware Act or other Applicable Law; provided, however, that each Member at all times shall comply with the implied covenant of good faith and fair dealing and shall not act in a manner which would constitute fraud, bad faith, willful misconduct or gross negligence.

7.04    Company Expenses. The Company shall be responsible for paying, and shall pay, all costs and expenses related to the business of the Company and of acquiring, holding, owning, developing, servicing, collecting upon and operating the Company Property, except for (i) costs to be borne by any third party under any agreement with the Company, and (ii) costs to be borne by any Member or its Affiliates as specifically provided in this Agreement. Subject to the preceding sentence, all fees and expenses payable under Section 7.02, and all costs and expenses of financing, fees and disbursements of attorneys, financial advisors, accountants, appraisers, brokers and engineers, travel expenses, and all other fees, costs and expenses directly attributable to the business and operations of the Company shall be borne by the Company. In the event any such costs and expenses are or have been paid by any Member, such Member shall be entitled to be reimbursed for such payment so long as such payment is reasonably necessary for Company business or operations or is expressly authorized in this Agreement or the appropriate Budget or Operating Plan (including any permitted variance hereunder). Notwithstanding the foregoing, in no event shall the Company have any obligation to pay or reimburse any Member (including Managing Member) or any of their respective Affiliates for any general overhead or similar costs and expenses of such Member (including Managing Member) or Affiliate.
7.05    Member Meetings and Budget Process. The Managing Member shall conduct meetings of the Members not less than quarterly, and at such other times when called by the Managing Member or any Member holding Interests representing greater than 10% of the aggregate Percentage Interests, upon not less than two (2) Business Days’ advance written notice by the Managing Member to the Members. Meetings of the Members may be conducted in person, telephonically or by other reasonable means of communication determined by the Managing Member. Prior to any Member meeting contemplated in this Section 7.05, each Member shall provide the other Members with copies of any budgets, proposals, valuations, appraisals, opinions, plans, studies or other materials received or prepared by such Member relating to any matters to be discussed at any such meetings and which the Member deems relevant to any such meetings.
ARTICLE VIII
BOOKS, RECORDS, REPORTS AND PROJECT PLANS
8.01    Books and Records. The Managing Member shall maintain, or cause to be maintained, at the expense of the Company, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books and accounts (which records, books and accounts shall be and remain the property of the Company) in which shall be entered fully and accurately each and every financial transaction with respect to the ownership and operation of the Company Property. Bills, receipts and vouchers shall be maintained on file by the Managing Member. The Managing Member shall maintain or cause to be maintained said books and accounts in a safe manner and separate from any records not having to do directly with the Company or any Company Property. At the cost and expense of the Company, the Managing Member shall cause audits to be performed and audited statements and income tax returns to be prepared as required by Section 8.03 (provided that the Managing Member shall, for so long as it diligently performs its obligations hereunder, not be responsible for the delays of the Asset Manager or any other non‑Affiliated Member or reputable accountants or auditors retained by the Managing Member on behalf of the Company). Such books and records of account shall be prepared and maintained by the Managing Member at the principal place of business of the Managing Member. Each Member and any duly authorized representative of a Member shall have the right to inspect, examine and copy such books and records of account at the Company’s office during reasonable business hours. Additionally, upon request of a Member, all professionals given access to any such books or records shall be directed to provide such books or records to such Member.
8.02    Accounting and Fiscal Year. The books of the Company shall be kept on the accrual basis in accordance with GAAP (and the Managing Member shall provide the Members such adjustment items that are applicable solely to historical cost GAAP) and on a tax basis and the Company shall report its operations for tax purposes on the accrual method. The fiscal year and tax year of the Company shall end on December 31 of each year, unless a different tax year shall be required by the Code.
8.03    Reports.
(a)    The Managing Member shall prepare, or cause to be prepared, at the expense of the Company, and furnish to each Member and its representatives, the following within the periods set forth below, all of which shall be certified by the Managing Member as being, to the best of its knowledge, true and correct:
(iv)    within twenty-one (21) days after the end of each fiscal quarter of the Company, (A) an unaudited balance sheet of the Company dated as of the end of such fiscal quarter, and (B) an unaudited related income statement of the Company for such fiscal quarter;
(v)    Within thirty-five (35) days after the end of each fiscal quarter of the Company, (A) an unaudited statement of each Member’s Capital Account for such fiscal quarter, (B) an unaudited statement of cash flows of the Company for such fiscal quarter, and (C) a reconciliation of actual Expenses and Revenues during such period compared with the Budget amounts for such items, and (D) a quarterly explanation of the discrepancies; and
(vi)    within twenty (20) days after the end of each calendar month, a status report of the Company’s activities during such calendar month, including summary descriptions of additions to, dispositions of and leasing and occupancy of Company Properties and any material legal issues such as material claims filed or threatened against the Company, the arising of material claims by the Company against other parties and developments in any then pending material legal actions affecting the Company during such month.
(b)    The Managing Member shall prepare, or cause to be prepared, at the expense of the Company, and furnish to each Member and its representatives, the following within the periods set forth below, all of which the Managing Member shall certify, or cause to be certified, as being, to the best of its knowledge, true and correct and all of which shall be certified in the customary manner by the Company Accountant (which firm shall provide any balance sheet, income statement and statement of Capital Account in draft form to the Members for review prior to finalization and certification thereof):

(iii)    within twenty-one (21) days after the end of each fiscal year of the Company, each of (A) the unaudited amount of net income of the Company for such fiscal year, and (B) an unaudited balance sheet of the Company; and
(iv)    within seventy-five (75) days after the end of such fiscal year, final audited financial statements (with footnotes) that shall include, without limitation, each of (A) an audited balance sheet of the Company dated as of the end of such fiscal year, (B) an audited related income statement of the Company for such fiscal year, (C) an audited statement of cash flows for such fiscal year, and (D) an audited statement of each Member’s Capital Account for such fiscal year.
(c)    All schedules of book income shall be prepared on a GAAP basis. Promptly after the end of each fiscal year, the Managing Member shall cause the Company Accountant to prepare and deliver to each Member a report setting forth in sufficient detail all such additional information and data with respect to business transactions effected by or involving the Company during the fiscal year as will enable the Company and each Member to timely prepare its federal, state and local income tax returns in accordance with applicable laws, rules and regulations. The Managing Member will use commercially reasonable efforts to cause the Company Accountant to prepare all federal, state and local tax returns required of the Company, submit those returns to the other Members for their approval not later than April 30 of the year following such fiscal year and will file the tax returns after they have been approved by the Members. The Managing Member will use commercially reasonable effort to deliver, within sixty (60) days after the end of each fiscal year, a Form K-1 for each Member or the taxable income and loss allocable to each Member for the prior twelve months ended that fiscal year broken out by Form K-1 line item.
(d)    The Managing Member shall prepare, or cause to be prepared, at the expense of the Company, such additional financial reports and other information as it may determine are appropriate or as Monroe may reasonably request. All of the foregoing financial reporting set forth in this Section 8.03 shall include information for any and all Subsidiaries consolidated with information for the Company. The Managing Member will furnish to each Member, at the expense of the Company, copies of all reports, statements, notices and other material written information received by the Company or the Managing Member from, or delivered by or on behalf of the Company to, any lender or any Tenant. Subject to the provisions of Section 13.14, each Member shall be permitted to deliver to any of its Affiliates, a copy of any of the reports and statements provided to such Member pursuant to this Section 8.03.
(e)    All decisions as to accounting principles shall be made by the Managing Member, subject to the provisions of this Agreement.
(f)    The Managing Member shall provide to each other Member copies of any reports, budgets (whether final or draft), notices and other written communications required to be delivered to it under the Hotel Management Agreement.
8.04    The Company Accountant. The Company shall retain as the regular accountant and auditor for the Company (the “Company Accountant”) any nationally recognized accounting firm designated by the Managing Member from time to time. The reasonable fees and expenses of the Company Accountant shall be a Company expense.
8.05    Reserves. The Managing Member may, in its discretion and subject to such conditions as it shall determine, establish reasonable reserves for the purposes and requirements as it may deem appropriate.
8.06    Budgets and Operating Plan. The Managing Member shall prepare, or cause to be prepared, at the expense of the Company and for the approval of the Members, a preliminary estimated Budget for the period through December 31, 2012 and an Operating Plan for the Company (the “Initial Budget and Operating Plan”). The Managing Member shall revise and update, or cause to be revised and updated, at the expense of the Company and for the approval of the Members, the Initial Budget and Operating Plan from time to time which will set forth all anticipated income, operating expenses, and capital expenditures of the Company, together with an exit valuation/strategy and projected quarterly/annual capital contributions and capital returns, and, in any event, shall be consistent with any preliminary figures previously provided to the Managing Member. Thereafter, the Managing Member shall prepare, or cause to be prepared, at the expense of the Company and for the approval of the Members, the Budget and Operating Plan annually at least sixty (60) calendar days prior to the end of each fiscal year with respect to the following fiscal year, together with five (5) year forward projections. In formulating the comprehensive Budget and Operating Plan, to the extent reasonably feasible at the time of preparation thereof, the Managing Member will develop, or cause to be developed, at the expense of the Company, proposed strategies regarding (i) plans for leasing, financing, sale and rehabilitation of any real property and proposed reductions to Expenses and other Company costs and expenses and increases in revenues, (ii) preparation and release of all promotional and advertising relating to, and a marketing plan for, the Company Property or concerning the Company, (iii) terms for any proposed sale or disposition of any Company Property, or acquisition of additional Company Property, and (iv) selection of legal counsel, accountants, appraisers and other consultants for the Company to efficiently implement the Budget and Operating Plan. The Managing Member shall make recommendations, or cause recommendations to be made, at the expense of the Company, to the extent it deems appropriate regarding the amendment, modification, alteration, change, cancellation, or prepayment of any indebtedness evidenced by any mortgage loan presently or hereafter affecting any Company Property, and procurement of title insurance and other insurance for the Company, or decrease or vary the insurance carried by or on behalf of the Company and any other matters affecting the Company’s business.
8.07    Accounts. All funds of the Company shall be deposited in such checking accounts, savings accounts, time deposits, or certificates of deposit in the name of the Company (or applicable Subsidiary) or shall be invested in the name of the Company (or applicable Subsidiary), in such manner as shall be designated by the Managing Member. Company funds shall not be commingled with those of any other person or entity. Company funds shall be used only for the business of the Company.
ARTICLE IX
TRANSFER OF INTERESTS

9.01    No Transfer. Except as expressly permitted in Section 9.02, no Member may sell, assign, give, hypothecate, pledge, encumber or otherwise transfer (“Transfer”) all or any portion of its Interest, whether directly or indirectly, without the written consent of the other Members. Any Transfer in contravention of this Article IX shall be null and void. No Member, without the prior written consent of the other Members, shall resign from the Company except as a result of such Member’s involuntary dissolution or final adjudication as a bankrupt or in connection with a Transfer permitted by this Article IX. Notwithstanding anything to the contrary contained in this Agreement, none of the provisions of this Article IX shall apply with respect to, or be deemed to restrict, limit or encumber, any Corporate Transaction Transfer.
9.02    Permitted Transfers.
(g)    Notwithstanding anything to the contrary contained in this Agreement, but subject to compliance with the Loan Documents, any Member may from time to time and in its sole discretion without the consent of any other Member, Transfer (directly or indirectly) all or any portion of its direct or indirect interest in the Company (and its rights under the Asset Management Agreement or the Asset Management Fee Side Letter) to its Affiliate.
(h)    Any permitted Transfer under Section 9.02(a) of a direct interest in the Company shall not relieve the transferor of any of its obligations prior to such Transfer. The parties hereto agree to amend the transfer provisions of Article IX if any Member reasonably determines that such amendment is necessary for the Company to be treated as a partnership for Federal income tax purposes. Nothing contained in this Article IX shall prohibit a Transfer indirectly of any interest in the Company if a direct Transfer would otherwise be permitted under this Section 9.02. Subject to Section 9.03, any transferee pursuant to this Section 9.02 shall become a Member of the Company. The provisions of this Section 9.02 will not apply to or be deemed to authorize or permit any collateral transfer of, or grant of a security interest in, a Member’s interest in the Company, or in Company Property (which transfer or grant shall be subject to the other provisions of this Agreement). In connection with any permitted Transfer under Section 9.02(a), each Member agrees, upon the reasonable request of the transferring Member, to provide the transferring Member (and its permitted transferee) reasonable access to the Company’s books and records and such additional information concerning the Company, its Subsidiaries, the Hotel, EH Hotel Holdings and its Subsidiaries, and EH DTRS Holdings and its Subsidiaries, as reasonably requested from time to time.
(i)    In the event SHR transfers its rights under the Asset Management Agreement to an independent third party who is not an Affiliate of SHR, Monroe shall have the right to assume the roles of the Managing Member of the Company and the Asset Manager under the Asset Management Agreement, upon exercise of which SHR shall no longer by the Managing Member or the Asset Manager.
9.03    Transferees. Notwithstanding anything to the contrary contained in this Agreement, no transferee of all or any portion of any Interest shall be admitted as a Member unless (a) such Interest is transferred in compliance with the applicable provisions of this Agreement, (b) such transferee shall have furnished evidence of satisfaction of the requirements of Section 9.02 reasonably satisfactory to the remaining Members, and (c) such transferee shall have executed and delivered to the Company such instruments as the remaining Members reasonably deem necessary or desirable to effectuate the admission of such transferee as a Member and to confirm the agreement of such transferee to be bound by all of the terms and provisions of this Agreement with respect to such Interest. At the request of the remaining Members, each such transferee shall also cause to be delivered to the Company, at the transferee’s sole cost and expense, a favorable opinion of legal counsel reasonably acceptable to the Company, to the effect that (i) such transferee has the legal right, power and capacity to own the Interest proposed to be transferred, (ii) if applicable, such Transfer does not violate any provision of any loan commitment or any mortgage, deed of trust or other security instrument encumbering all or any portion of the Company Property, and (iii) such Transfer does not violate any federal or state securities laws and will not cause the Company to become subject to the Investment Company Act of 1940, as amended. As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission. All reasonable costs and expenses incurred by the Company in connection with any Transfer of any Interest and, if applicable, the admission of any transferee as a Member shall be paid by such transferee.
9.04    Section 754 Election. In the event of a Transfer of all or part of the Interest of a Member, at the request of the transferee or if in the best interests of the Company (as determined by the Members as a Major Decision), the Company shall elect pursuant to Section 754 of the Code to adjust the basis of Company Property as provided by Sections 734 and 743 of the Code, and any cost of such election or cost of administering or accounting for such election shall be at the sole cost and expense of the requesting transferee.
9.05    Right of Sale.
(a)    At any time after the third anniversary of the Effective Date, each Member shall have the right to cause a Sale of Company Property and a contemporaneous Sale of DTRS Property and Sale of Hotel Property without the consent or approval of any other Member, subject to the right of first offer procedure contemplated in this Section 9.05. If a Member desires to exercise such right, such Member (the “Selling Member”), shall provide the other Member (the “Non‑Selling Member”) written notice (a “Proposed Sale Notice”) which shall set forth the gross anticipated sale price, the allocation of closing costs, including any projected broker fees and transfer taxes (which shall be deemed to be in accordance with local custom for sales of similar properties in the city of New York, New York if not specified) and any other material economic terms of a hypothetical Sale of Company Property and contemporaneous Sale of DTRS Property and Sale of Hotel Property (the foregoing terms, the “Property Sale Terms”), and shall include any term sheets, indications of interest, valuations, appraisals, investment banking studies, opinions, broker analysis and the like (if any) received by the Selling Member with respect to such proposed Sale of Company Property and contemporaneous Sale of DTRS Property and Sale of Hotel Property or in connection with any marketing process initiated by such Selling Member. At any time within the thirty (30) day period immediately following the date the Non‑Selling Member receives the Proposed Sale Notice, the Non‑Selling Member shall have the right (the “Non‑Selling Member Option”), exercisable in its sole discretion by delivery of written notice (the “Sale Election Notice”) to the Selling Member, to:

(i)    approve the sale as set forth in the Proposed Sale Notice and authorize the Selling Member and its Affiliates to proceed with the Sale of Company Property and contemporaneous Sale of DTRS Property and Sale of Hotel Property to any Person, subject to the requirements of Section 9.05(c), it being understood that both Members shall reasonably cooperate with any such sale process and shall take all reasonable and lawful actions that are necessary or appropriate to consummate the Sale of Company Property and contemporaneous Sale of DTRS Property and Sale of Hotel Property in accordance with customary institutional sales practices;
(ii)    elect to purchase the Company Property from the Company and the DTRS Property and Hotel Property from EH DTRS Holdings and EH Hotel Holdings for the purchase price (the “Structure Purchase Price”) and on such other terms set forth in the Property Sale Notice; or
(iii)    elect to purchase the Selling Member’s Interest and the interests in EH DTRS Holdings and EH Hotel Holdings of the Affiliates of the Selling Member for an aggregate purchase price (the “Selling Member Interest Price”) equal to the aggregate amount which the Selling Member and its Affiliates would have received under this Agreement and the limited liability company agreements of EH DTRS Holdings and EH Hotel Holdings if the Company Property and the DTRS Property and Hotel Property were sold pursuant to the Property Sale Terms and the Company, EH DTRS Holdings and EH Hotel Holdings had been dissolved and wound up following such sale and the net proceeds of such sale and other assets of the Company, EH DTRS Holdings and EH Hotel Holdings had been distributed to the Members and their Affiliates in accordance with the provisions of this Agreement and the limited liability company agreements of EH DTRS Holdings and EH Hotel Holdings applicable to liquidation and dissolution.
(b)    If the Non‑Selling Member does not deliver the Sale Election Notice to the Selling Member within the thirty (30) day period set forth in Section 9.05(a), or the Non‑Selling Member affirmatively waives the Non‑Selling Member Option, then in either such event, the Non‑Selling Member Option shall be deemed waived by the Non‑Selling Member and the Selling Member may proceed to complete the Sale of Company Property and contemporaneous Sale of DTRS Property and Sale of Hotel Property to any Person; provided, however, that if (i) the actual purchase price and other terms of such sale are not as favorable, in all material respects, to the transferor as the terms contained in the Property Sale Terms, or (ii) a closing of such sale does not occur within six (6) months after the earlier to occur of (A) the expiration of the thirty (30) day period set forth in Section 9.05(a), and (B) the delivery by the Non‑Selling Member of an affirmative waiver of the Non‑Selling Member Option, then the Selling Member may not thereafter consummate the Sale of Company Property and contemporaneous Sale of DTRS Property and Sale of Hotel Property without again complying with the applicable procedures set forth in this Section 9.05. For the purposes of the foregoing, such Sale of Company Property and contemporaneous Sale of DTRS Property and Sale of Hotel Property shall be deemed “not as favorable, in all material respects” if the gross purchase price shall be less than ninety‑five percent (95%) of the purchase price set forth in the Proposed Sale Notice or if the other material economic terms of such Sale of Company Property and contemporaneous Sale of DTRS Property and Sale of Hotel Property, when taken in the aggregate, are less favorable to the Company and its Affiliates than those set forth in the Property Sale Terms.
(c)    If the Non-Selling Member timely elects to purchase the Company Property and DTRS Property and Hotel Property or the Selling Member’s Interest and the interests in EH DTRS Holdings and EH Hotel Holdings of the Affiliates of the Selling Member pursuant to Section 9.05(a), then in order for such Sale Election Notice to be effective, the Non-Selling Member shall, contemporaneously with the delivery of such Sale Election Notice, deposit with a reputable title insurance company or escrow agent selected by the Non-Selling Member a deposit (the “Sale Deposit”) equal to five percent (5%) of the Selling Member Interest Price. To the extent the Non-Selling Member delivers the Sale Election Notice and pays the Sale Deposit in accordance with the terms hereof, then (i) if the closing of the purchase of the Company Property and DTRS Property and Hotel Property or the Selling Member’s Interest and the interests in EH DTRS Holdings and EH Hotel Holdings of the Affiliates of the Selling Member, as applicable, pursuant thereto fails to occur due to any default, breach or failure on the part of the Non-Selling Member, then the Selling Member and its Affiliates may retain the Sale Deposit as liquidated damages with respect thereto, it being agreed that in such instance the actual damages would be difficult, if not impossible, to ascertain, and shall have all rights and remedies at law or in equity including (without limitation) the right to specific performance, and (ii) if the closing of the purchase of the Company Property and DTRS Property and Hotel Property or the Selling Member’s Interest and the interests in EH DTRS Holdings and EH Hotel Holdings of the Affiliates of the Selling Member, as applicable, pursuant thereto fails to occur due to any default, breach or failure on the part of Selling Member or any of its Affiliates, then the Non-Selling Member shall receive a refund of the Sale Deposit and shall have all rights and remedies at law or in equity including (without limitation) the right to specific performance. Notwithstanding anything to the contrary contained herein, a default by the Non-Selling Member in closing a transaction pursuant to a Sale Election Notice (absent any default by the Selling Member with respect thereto) shall be deemed a waiver by the Non-Selling Member of the Non-Selling Member Option as to any and all subsequent transactions pursuant to Section 9.05(a) by the Selling Member thereafter and Section 9.05(b) shall be deemed null and void and of no further force and effect with respect thereto.
(d)    If the Non-Selling Member delivers a Sale Election Notice and pays the Sale Deposit in accordance with the terms hereof, the Company, the Selling Member and the Non-Selling Member and their respective Affiliates shall close the purchase of the Company Property and DTRS Property and Hotel Property or the Selling Member’s Interest and the interests in EH DTRS Holdings and EH Hotel Holdings of the Affiliates of the Selling Member, as applicable, on the terms set forth in this Section 9.05(d). The closing of any purchase under this Section 9.05 will be held at the Company’s principal office and shall take place on the closing date set forth in the Sale Election Notice (such date to be not less than fifteen (15) and not more than sixty (60) days after the date such Sale Election Notice is delivered to the Selling Member). Any purchase of the Company Property and DTRS Property and Hotel Property or the Selling Member’s Interest and the interests in EH DTRS Holdings and EH Hotel Holdings of the Affiliates of the Selling Member pursuant to this Section 9.05(d) shall be on the terms set forth in the Sale Election Notice, for the Structure Purchase Price or the Selling Member Interest Price, as applicable, for all cash, with no representations or warranties by the Selling Member; provided, however, each seller shall warrant and represent that (i) it is the sole owner of the interest being sold and holds the same free and clear of any liens or other encumbrances (other than such liens and encumbrances which are not prohibited by the terms of this Agreement and the limited liability company agreements of EH DTRS Holdings and EH Hotel Holdings and which will be terminated, released or otherwise removed on or prior to the closing date), and (ii) such purchase has been authorized by all requisite action on the part of such seller and any applicable Affiliates and it has the right and power to sell, exchange, transfer, assign or otherwise dispose of the Company Property and DTRS Property and Hotel Property or the Selling Member’s Interest and the interests in EH DTRS Holdings and EH Hotel Holdings of the Affiliates of the Selling Member, as applicable, and (iii) all consents required for a Sale of Company Property and DTRS Property and Hotel Property or the Selling Member’s Interest and the interests in EH DTRS Holdings and EH Hotel Holdings of the Affiliates of the Selling Member, as applicable, have been obtained. On the closing date, the Sale Deposit shall be credited against the Structure Purchase Price or the Selling Member Interest Price, as applicable, and the Non-Selling Member shall pay the balance of the Structure Purchase Price for the Company Property and DTRS Property and Hotel Property, or the Selling Member Interest Price for the Selling Member’s Interest and the interests in EH DTRS Holdings and EH Hotel Holdings of the Affiliates of the Selling Member, as applicable. All transfer, stamp and recording taxes imposed on the transfer, and all other closing costs shall be allocated as set forth in the Proposed Sale Notice. Upon the closing of the purchase under this Section 9.05, the Non-Selling Member shall execute and deliver to the Selling Member an agreement in mutually acceptable form providing in effect that the Non-Selling Member shall indemnify and hold harmless the Selling Member and its Affiliates from and after the closing date for all costs, expenses, liabilities and obligations of the Selling Member (and its Affiliates) under any guarantee and/or indemnity made by the Selling Member (or any of its Affiliates) in connection with any financing.
(e)    In connection with the closing of any Sale of Company Property and contemporaneous Sale of DTRS Property and Sale of Hotel Property with respect to which the Non-Selling Member waives or is deemed to have waived any particular Non-Selling Member Option, then the Non-Selling Member, within fifteen (15) days after receipt of a written request by the Selling Member, shall deliver to the Selling Member and the prospective purchaser of the Company Property and DTRS Property and Hotel Property identified by the Selling Member a statement, duly executed on behalf of the Non-Selling Member, stating that such Non-Selling Member Option has been waived by the Non-Selling Member.
9.06    Put Right.
(a)    At any time prior to the third anniversary of the Effective Date, the affiliates of Monroe who hold the outstanding trust interests in Monroe EH Holdings Trust and the outstanding limited liability company interests in Monroe EH Condo Investment, LLC (collectively, the “Put Holders”, who shall be deemed intended third-party beneficiaries of this section 9.06) shall have the right to sell (the “Put Option”) to Strategic REIT all (but not less than all) of the outstanding trust interests in Monroe and limited liability company interests in Monroe EH Condo Investment, LLC (collectively, the “Equity Interests”), on the terms and subject to the provisions of this Section 9.06. The Put Holders may exercise the Put Option by delivering written notice (the “Put Notice”) of their election to Strategic REIT at any time prior to the third anniversary of the Effective Date.

The Put Notice shall state that the Put Holders have elected to sell all of the Equity Interests to Strategic REIT for the Put Price (as calculated in accordance with Section 9.06(b)). The Put Notice may specify a target date, which shall not be more that 60 days from the date of the Put Notice, on which the Put Holders desire the sale of the Equity Interests to become effective (the “Put Effective Date”), in which case the closing of the sale of the Equity Interests shall not occur before such date.
(b)    The aggregate purchase price for the Equity Interests (the “Put Price”) shall be the sum of (X) the Net Investment Amount (as defined below) on the date of the Put Notice and (Y) the amount determined by applying an annual interest rate of 8%, compounded annually (but pro rated for any partial year), to the average daily Net Investment Amount (as defined below), for the period starting September 14, 2012 and continuing through the Put Effective Date. For purposes hereof, the Net Investment Amount shall mean, on any given day, the sum of (a) all investments, advances, or cash contributed by Monroe or any of its Affiliates in respect of the Equity Interests, including, without limitation, Mandatory Capital, Additional Capital or other capital contributions hereunder or under the applicable limited liability company agreements of EH Hotel Holdings or EH DTRS Holdings, any loans or advances to any of such entities, and payments under the Reimbursement Agreement or the Limited Guarantees, if any; less the sum of (b) all distributions received by Monroe or any of its Affiliates hereunder or under the applicable limited liability company agreements of EH Hotel Holdings or EH DTRS Holdings, any payment received by Monroe or any of its Affiliates pursuant to the Services Agreement (but excluding any expense reimbursement), any return of capital from the Company or EH Hotel Holdings or EH DTRS Holdings, and any repayment of loans or advances to such entities.
(c)    If the Put Holders elect to exercise the Put Option, the closing of the Put Option shall be consummated as soon as practical following the delivery of the Put Notice, but in any event after the Put Effective Date and prior to the date that is thirty (30) days following the Put Effective Date. Strategic REIT shall be entitled to receive customary representations, warranties and indemnification from the Put Holders as to: (i) ownership, title, authority to sell and the like regarding the Equity Interests; (ii) the absence of any assets or liabilities of any kind in Monroe EH Holdings Trust and Monroe EH Condo Investment (other than those arising under this Agreement and the limited liability company agreements of EH DTRS Holdings and EH Hotel Holdings); (iii) the absence of any activities of any kind by Monroe EH Holdings Trust and Monroe EH Condo Investment (other than those associated with holding interests in the Company, EH DTRS Holdings and EH Hotel Holdings); and (iv) the qualifications of Monroe EH Holdings Trust as real estate investment trusts under the Code and their compliance with applicable laws related thereto. For the avoidance of doubt, the Put Holders shall not be required to make any representations, warranties and indemnification as to the operations or financial matters of the Company, EH DTRS Holdings, EH Hotel Holdings or any of their respective Subsidiaries. Strategic REIT shall be entitled to receive such other deliveries as may be reasonably necessary to effect the purchase of the Equity Interests.
(d)    Strategic REIT shall pay the Put Price by issuing and delivering to the Put Holders shares of Strategic REIT’s common stock (the “Common Stock”) having a value (as determined below) equal to the aggregate purchase price for the Equity Interests as determined in subsection (b) above. The shares of Common Stock shall be valued, for purposes of paying the purchase price for the Equity Interests, at the greater of $7.50 per unit (to be equitably adjusted to reflect any stock splits, reverse stock splits, stock dividends and similar transactions) and the twenty (20) day volume-weighted average price of a share of Common Stock as of the date of the Put Notice.
(e)    The parties acknowledge that the Common Stock will be listed pursuant to the terms of the Registration Rights Agreement. Subject to the approval of the New York Stock Exchange of the supplemental listing application with respect to the listing of the Common Stock, Strategic REIT agrees to use its reasonable commercial efforts to cause the listing of the Common Stock to become effect as soon as reasonably possible after the closing of the Put Option. Notwithstanding anything contained herein or any other agreement to the contrary, Strategic REIT shall not be required to issue or deliver any shares of Common Stock to any Put Holder if prohibited by, or unless and until all approvals required by, the rules of the NYSE or any other national or regional securities exchange or system of automated dissemination of quotation of securities prices in the United States on which the Common Stock is then traded or quoted, have been obtained, including, without limitation, the approval of the New York Stock Exchange of the supplemental listing application with respect to the listing of the Common Stock.
(f)    Upon the date of the Put Notice all obligations, if any, of Monroe and any Affiliates of Monroe under the Reimbursement Agreement or any Limited Guarantees shall cease to accrue, but liabilities and obligations accruing prior to the date of the Put Notice shall remain outstanding and not be effected by delivery of the Put Notice or closing of the Put Option. Upon the Put Effective Date, (x) the Services Agreement shall terminate, and (y) Monroe shall cease to be a member of this Company and shall have no further obligations hereunder (but shall continue to have its rights under this Section 9.06).
ARTICLE X
EXCULPATION AND INDEMNIFICATION
10.01    Exculpation. No Member, general or limited partner of any Member, shareholder or member or other holder of an equity interest of any Member or manager, officer or director of any of the foregoing, shall be liable to the Company or to any other Member for monetary damages for any losses, claims, damages or liabilities arising from any act or omission performed or omitted by it and arising out of or in connection with this Agreement or the Company’s business or affairs; provided, however, in the case of a Member or related Person, such act or omission was not attributable to such Member’s or Person’s fraud, bad faith, willful misconduct or gross negligence. No general or limited partner of any Member, shareholder, member or other holder of an equity interest in such Member or manager, officer of director of any of the foregoing shall be personally liable for the performance of any such Member’s obligations of this Agreement, but the foregoing shall not relieve any partner or member of any Member from its obligations to such Member.
10.02    Indemnification.
(a)    The Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each Member and each general or limited partner of any Member or such Member’s Affiliate, shareholder, member or other holder of any equity interest in such Member or its Affiliate, or any manager, officer or director of any of the foregoing (collectively, the “Indemnitees”), from and against any losses, claims, demands, liabilities, costs, damages, expenses (including, without limitation, reasonable fees and expenses of outside counsel) and causes of action imposed on, incurred by, asserted against or to which such Indemnitee may otherwise become subject by reason of or in connection with any matter arising out of or incidental to any act performed or omitted to be performed by any such Indemnitee in connection with this Agreement or the Company’s business or affairs; provided, however, in the case of a Member or related Indemnitee, such act or omission was not attributable to such Indemnitee’s fraud, bad faith, willful misconduct or gross negligence. Any indemnity under this Section 10.02 shall be paid solely out of and to the extent of Company assets and shall not be a personal obligation of any Member and in no event will any Member be required, or permitted without the consent of all of the Members, to contribute additional capital under Section 4.02 to enable the Company to satisfy any obligation under this Section 10.02. All judgments against the Company and the Members, or any one or more thereof, wherein such Member (or Members) is entitled to indemnification, must first be satisfied from Company assets before the Members shall be responsible therefor.
(b)    The Company and the other Members shall be indemnified and held harmless by each Member from and against any and all claims, demands, liabilities, costs, damages, expenses and causes of action of any nature whatsoever arising out of or attributable to (i) the fraud, bad faith, willful misconduct or gross negligence of such Member, (ii) the breach by the Company of any of its representations and warranties made under any purchase, loan or other agreement entered into in connection with the acquisition of Company Property, which breach was the result of information or matters relating to such Member, (iii) the breach by such Member of any of the Transaction Documents, or (iv) any denial of an insurance claim by the Company based on an intentional misstatement or intentional withholding of information by any Member.
(c)    Expenses incurred by an Indemnitee entitled to indemnification pursuant to this Section 10.02 may be paid by the Company in advance of a final disposition to the extent that such advance payment is authorized by the Members as a Major Decision. Receipt by the Managing Member of an undertaking by such Indemnitee, in form and substance acceptable to the Managing Member in its reasonable discretion, to repay such advance payment if such Indemnitee ultimately is not entitled to indemnification under this Section 10.02 is a condition precedent to the Members’ approval of any advance payment under this Section 10.02(c).
(d)    The Company (as directed by the Managing Member) may purchase and maintain insurance on behalf of any Indemnitee against any claim asserted against such Indemnitee, whether or not the Company would have the power to indemnify such Indemnitee against liability pursuant to this Section 10.02.
(e)    The provisions of this Section 10.02 shall survive for a period of four years from the date of dissolution of the Company, provided that, if at the end of such period there are any actions, proceedings or investigations then pending, any Indemnitee may so notify the Company and the other Members at such time (which notice shall include a brief description of each such action, proceeding or investigation and the liabilities asserted therein) and the provisions of this Section 10.02 shall survive with respect to each such action, proceeding or investigation set forth in such notice (or any related action, proceeding or investigation based upon the same or similar claim) until such date that such action, proceeding or investigation is finally resolved.
(f)    Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Company or any Member under this Section 10.02 shall (i) be in addition to any liability which the Company or such Member may otherwise have and (ii) inure to the benefit of such Indemnitee, its Affiliates and their respective members, managers, directors, officers, employees, agents and Affiliates and any successors, assigns, heirs and personal representatives of such Persons.
ARTICLE XI
DISSOLUTION AND TERMINATION
11.01    Dissolution.
(g)    The Company shall be dissolved and its business wound up upon the earliest to occur of any of the following events (unless the majority in interest of the remaining Members vote to continue the life of the Company upon the occurrence of such an event):
(i)    the sale, condemnation or other disposition of all Company Property and the receipt of all consideration therefor; or
(ii)    the written determination of the Members to terminate the Company.
(h)    Without limitation on, but subject to, the other provisions hereof, the assignment of all or any part of a Member’s Interest permitted hereunder will not result in the dissolution of the Company. Except as otherwise specifically provided in this Agreement, each Member agrees that, without the consent of the other Members, any Member may not withdraw from or cause a voluntary dissolution of the Company. In the event any Member withdraws from or causes a voluntary dissolution of the Company in contravention of this Agreement, such withdrawal or the causing of a voluntary dissolution shall not affect such Member’s liability for obligations of the Company.
11.02    Termination. In all cases of dissolution of the Company, the business of the Company shall be wound up and the Company terminated as promptly as practicable thereafter, and each of the following shall be accomplished:
(a)    The Liquidating Member shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Members.
(b)    The Company Property shall be liquidated by the Liquidating Member as promptly as possible, but in an orderly and businesslike and commercially reasonable manner and subject to the provisions of the Operating Plan then in effect or a liquidating plan approved by the

Members. The Liquidating Member may distribute Company Property in kind only with the consent of all of the Members.
(c)    The proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:
(i)    First to the payment of (A) the debts and liabilities of the Company (including payment of all outstanding Deficiency Loans and any outstanding amounts due on any indebtedness encumbering the Company Property, or any part thereof) and (B) the expenses of liquidation.
(ii)    Second, to the setting up of any reserves which the Liquidating Member and the Members (as a Major Decision) shall determine to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company or any Member arising out of or in connection with the Company. Such reserves may, in the discretion of the Liquidating Member, be paid over to a national bank or national title company selected by it and authorized to conduct business as an escrow agent to be held by such bank or title company as escrow agent for the purposes of disbursing such reserves to satisfy the liabilities and obligations described above, and at the expiration of such period as the Liquidating Member may reasonably deem advisable, distributing any remaining balance as provided in Section 11.02(c)(iii); provided, however, that, to the extent that it shall have been necessary, by reason of applicable law or regulation, to create any reserves prior to any and all distributions which would otherwise have been made under Section 11.02(c)(i) and, by reason thereof, a distribution under Section 11.02(c)(i) has not been made, then any balance remaining shall first be distributed pursuant to Section 11.02(c)(i).
(iii)    Thereafter, the balance, if any, to the Members in accordance with their Percentage Interests.
11.03    Liquidating Member. The Liquidating Member is hereby irrevocably appointed as the true and lawful attorney in the name, place and stead of each of the Members, such appointment being coupled with an interest, to make, execute, sign, acknowledge and file with respect to the Company all papers which shall be necessary or desirable to effect the dissolution and termination of the company in accordance with the provisions of this Article XI. Notwithstanding the foregoing, each Member, upon the request of the Liquidating Member or the Managing Member, shall promptly execute, acknowledge and deliver all such documents, certificates and other instruments as the Liquidating Member or the Managing Member shall reasonably request to effectuate the proper dissolution and termination of the Company, including the winding up of the business of the Company.
11.04    Claims of the Members. Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member.

ARTICLE XII
DEFAULT BY MEMBER
12.01    Events of Default. For the purposes of this Agreement, subject to the last sentence of this Section 12.01, an “Event of Default” shall exist with respect to a Member (such Member, a “Breaching Member”) if and so long as either:
(d)    such Member or its Affiliates shall violate any term, breach any provision or default in the performance of any covenant applicable to such Member as set forth in this Agreement or the Reimbursement Agreement, and (i) such violation, breach or default causes material damage or loss to the Company, any of its Members or any of their respective Affiliates, and (ii) such violation, breach or default is not cured (including without limitation, by the Breaching Member reimbursing the Company for the resulting material damage or loss) within a Reasonable Period; or
(e)    such Member or its Affiliates shall fail to pay, as and when due and payable hereunder, all or any portion of any material amount (other than a Capital Contribution) that it is obligated to pay either to the Company or to any other Member, by way of reimbursement, indemnity or otherwise, pursuant to this Agreement or the Reimbursement Agreement, and such failure continues for ten (10) Business Days after written notice thereof shall have been given to the Breaching Member by the Company or by any non-Breaching Member (any such failure being referred to herein as a “Monetary Default”).
Notwithstanding the foregoing provisions of this Section 12.01 or any other provision herein, a failure by any Member to make any Additional Capital Contribution to the extent required or requested hereunder shall not constitute an Event of Default by such Member and the sole consequences of such failure shall be as set forth in Section 4.02 or Section 4.03, as applicable.
12.02    Effect of Event of Default. Notwithstanding anything to the contrary contained herein, with respect to any Event of Default by a Breaching Member, the following provisions shall apply:
(f)    Subject to the provisions hereof, the Company and/or any Member that is not a Breaching Member shall have the right, upon giving the Breaching Member at least five (5) Business Days prior written notice of such election, to pursue any right or remedy available to it at law or in equity.
(g)    With respect to any Monetary Default, the Company and/or any non-Breaching Member shall have the right to (i) require that the outstanding amount be withheld from and reduce all distributions or other amounts payable to such Breaching Member pursuant to the terms of this Agreement or the Reimbursement Agreement and be paid directly by the Company on behalf of the Breaching Member from any and all distributions of Available Cash, proceeds of liquidation or any other amounts that would otherwise be distributable or payable to such Breaching Member (or its Affiliates) with respect to its Interest, prior to any distribution or payment thereof pursuant to this Agreement or the Reimbursement Agreement, and/or (ii) seek from the Breaching

Member payment of the outstanding amount by all appropriate judicial and/or non judicial proceedings, in each case until such time as the Monetary Default has been cured. Any amounts so withheld and applied to cure a Monetary Default pursuant to this Section 12.02 shall be treated as amounts distributed or paid to the Breaching Member pursuant to Sections 6.03 or other applicable provision hereof for all purposes under this Agreement.
(h)    Failure by the Company or any non-Breaching Member to give any notice of an Event of Default as specified under this Agreement, or any failure to insist upon strict performance of any of the terms of this Agreement, shall not constitute a waiver of any such Event of Default or of any of the terms of this Agreement. No Event of Default shall be waived, nor shall any duty to be performed, be altered or modified, except by written instrument. One or more waivers or failure to give notice of an Event of Default shall not be considered as a waiver of a subsequent or continuing Event of Default of the same covenant or obligation.
(i)    In the event of an Event of Default by SHR, Monroe shall have the right to assume the role of the Managing Member of the Company, upon exercise of which SHR shall no longer by the Managing Member.
(j)    The rights granted in this Section 12.02 shall not be deemed to be an exclusive remedy of the Company and any non-Breaching Member, but all other rights and remedies, legal and equitable, shall be available to it, with the exception of any action which has the effect of terminating this Agreement.
ARTICLE XIII
MISCELLANEOUS
13.01    Representations and Warranties of the Members.
(k)    Each Member represents and warrants to the other Members as follows:
(i)    It is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with all requisite power and authority to enter into this Agreement and to conduct the business of the Company.
(ii)    This Agreement constitutes the legal, valid and binding obligation of the Member enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws and public policy affecting the rights of creditors generally and the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or equity).
(iii)    No consents or approvals are required from any governmental authority or other person or entity for the Member to enter into this Agreement and the Company. All limited liability company, corporate or partnership action on the part of the Member necessary for the authorization, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly taken.

(iv)    The execution and delivery of this Agreement by the Member, and the consummation of the transactions contemplated hereby, does not conflict with or contravene the provisions of its organizational documents or any agreement or instrument by which it or its properties are bound or any law, rule, regulation, order or decree to which it or its properties are subject.
(v)    The Company has not retained any broker, finder or other commission or fee agent, and no such person has acted on its behalf in connection with the acquisition of the Company Property or the execution and delivery of this Agreement.
(vi)    It understands that (A) an investment in the Company involves a substantial and high degree of risk, (B) no federal or state agency has passed on the offer and sale of the Interest in the Company to such Person, (C) it must bear the economic risk of such Person’s investment in the Company for an indefinite period of time, since such Person’s Interest in the Company has not been registered for sale under the Securities Act of 1933 and, therefore, cannot be sold or otherwise transferred unless subsequently registered under the Securities Act of 1933 or an exemption from such registration is available, and the Interest in the Company of such Person cannot be sold or otherwise transferred unless registered under applicable state securities or blue sky laws or an exemption from such registration is available, (D) there is no established market for the Interest of such Person in the Company and no public market will develop and (E) such Person’s principals have such knowledge and experience in real estate and, other financial and business matters that they are capable of evaluating the merits and risks of an investment in the Company.
(vii)    Neither such Member nor any Person who holds any interest in such Member is a Prohibited Person nor a Person with whom a U.S. Person, including a “financial institution” as defined in 31 U.S.C. 5312 (a)(z), as amended, is prohibited from transacting business of the type contemplated by this Agreement or any Transaction Documents, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.
(viii)    Such Member has taken, and shall continue to take, such measures as are required by applicable law to assure that the funds used to pay sellers and lessors under the Transaction Documents are derived: (i) from transactions that do not violate United States law nor, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (ii) from permissible sources under United States law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.
(ix)    Such Member is in compliance with all applicable provisions of the USA Patriot Act of 2001, Pub. L. No. 107‑56.
(x)    Such Member is not, and throughout the period it is a Member will not be, an entity deemed to hold the plan assets of any “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title I of ERISA or any “plan” as defined in and subject to Section 4975 of the Code pursuant to the Plan Asset Rules, as modified by Section 3(42) of ERISA.
(xi)    Such Member has not entered into any other agreement, side letter or understanding with Marriott pursuant to which Marriott has granted such Member preferential terms or other concessions on account of the transactions contemplated by this Agreement, the Purchase Agreement, and the Hotel Management Agreement.
(l)    Each Member agrees to indemnify and hold harmless the Company and each other Member and their officers, directors, shareholders, partners, members, employees, successors and assigns from and against any and all loss, damage, liability or expense (including costs and attorneys’ fees) which they may incur by reason of, or in connection with, any breach of the foregoing representations and warranties by such Member and all such representations and warranties shall survive the execution and delivery of this Agreement and the termination and dissolution of the Company or any Member.
13.02    Further Assurances. Each Member agrees to execute, acknowledge, deliver, file, record and publish such further instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.
13.03    Notices. All notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder (collectively, “Notices”) shall be in writing and shall be given by (i) personal delivery, (ii) facsimile transmission (with a copy delivered by one of the other methods provided in this Section 13.03) or (iii) a reputable overnight courier service, fees prepaid, addressed as follows:

If to SHR to:	Strategic Hotels & Resorts, Inc. 200 West Madison, Suite 1700 Chicago, IL 60606 Attention: Laurence Geller and Paula Maggio Facsimile No.: (312) 658-5799

With a copy to:	Perkins Coie LLP 131 South Dearborn Street, Suite 1700 Chicago, IL 60603-5559 Attention: Phillip Gordon Facsimile No.: (312) 324-9400

If to Monroe to:	Monroe EH Holdings Trust
Suite 600
100 Fillmore Suite
Denver, CO 80206
Attention: Chief Operating Officer and Chief Compliance Officer
Facsimile No.: (720-284-6401)

With a copy to:	SNR Denton US LLP
1221 Avenue of the Americas
New York, NY 10020-1089
Attention: Stephan J. Mallenbaum
Facsimile No.: (212) 768-6800

Any Member may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this Section 13.03. A Notice sent in compliance with the provisions of this Section 13.03 shall be deemed given on the date of receipt.
13.04    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed wholly within that State.
13.05    Captions. All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision in this Agreement.
13.06    Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require.
13.07    Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and assigns.
13.08    Extension Not a Waiver. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a Member or the Company shall impair or affect the right of such Member or the Company thereafter to exercise the same. Any extension of time or other indulgence granted to a member hereunder shall not otherwise alter or affect any power, remedy or right of any other Member or of the Company, or the obligations of the Member to whom such extension or indulgence is granted.
13.09    Creditors Not Benefited. Nothing contained in this Agreement is intended or shall be deemed to benefit any creditor of the Company or any Member, and no creditor of the Company shall be entitled to require the Company or the Members to solicit or accept any Additional Capital Contribution for the Company or to enforce any right which the Company or any Member may have against any Member under this Agreement or otherwise or under any Guaranty.
13.10    Recalculation of Interest. If any applicable law is ever judicially interpreted so as to deem any distribution, contribution, payment or other amount received by any Member or the Company under this Agreement as interest and so as to render any such amount in excess of the maximum rate or amount of interest permitted by applicable law, then it is the express intent of the

Members and the Company that all amounts in excess of the highest lawful rate or amount theretofore collected be credited against any other distributions, contributions, payments or other amounts to be paid by the recipient of the excess amount or refunded to the appropriate Person, and the provisions of this Agreement immediately be deemed reformed, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the payment of the fullest amount otherwise required hereunder. All sums paid or agreed to be paid that are judicially determined to be interest shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the term of such obligation so that the rate or amount of interest on account of such obligation does not exceed the maximum rate or amount of interest permitted under applicable law.
13.11    Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.
13.12    Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein are terminated. Amendments, variations, modifications or changes herein may be made effective and binding upon the Members by, and only by, the setting forth of same in a document duly executed by each Member, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any Member.
13.13    Publicity. The parties agree that no Member shall issue any press release or otherwise publicize or disclose the terms of this Agreement or the proposed terms of any acquisition of the Initial Company Property, without the consent of each of the other Members, except as such disclosure may be made in the course of normal reporting practices by any Member to its members, shareholders or partners or as otherwise required by law.
13.14    Confidentiality.
(a)    The terms of this Agreement, the identity of any person with whom the Company may be holding discussions with respect to any investment, acquisition, disposition or other transaction, and all other business, financial or other information relating directly to the conduct of the business and affairs of the Company or the relative or absolute rights or interests of any of the Members (collectively, the “Confidential Information”) that is not already publicly available or that has not been publicly disclosed pursuant to authorization by all of the Members is confidential and proprietary information of the Company, the disclosure of which would cause irreparable harm to the Company and the Members. Accordingly, each Member represents that it has not and agrees that it will not and will direct its shareholders, partners, directors, officers, agents, advisors and Affiliates not to, disclose to any Person any Confidential Information or confirm any statement made by third Persons regarding Confidential Information until the Company has publicly disclosed the Confidential Information pursuant to authorization by the Managing Member and has notified each Member that it has done so; provided, however, that any Member (or its Affiliates) may disclose such Confidential Information if required by law (it being specifically understood and agreed that anything set forth in a registration statement or any other document filed pursuant to law will be deemed required by law), if necessary for it to perform any of its duties or obligations hereunder, or to market the Company Property or any Interests as permitted by the terms of this Agreement, and to its attorneys and advisors and prospective investors and lenders who agree to maintain a similar confidence.
(b)    Subject to the provisions of Section 13.14(a), each Member agrees not to disclose any Confidential Information to any Person (other than a Person (including without limitation an attorney or advisor or a prospective investor or lender) agreeing to maintain all Confidential Information in strict confidence or a judge, magistrate or referee in any action, suit or proceeding relating to or arising out of this Agreement or otherwise), and to keep confidential all documents (including without limitation, responses to discovery requests) containing any Confidential Information. Each Member hereby consents in advance to any motion for any protective order brought by any other Member represented as being intended by the movant to implement the purposes of this Section 13.14, provided that, if a Member receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by a court or governmental agency and the order was not sought by or on behalf of or consented to by such Member, then such Member may disclose the Confidential Information to the extent required if the Member as promptly as practicable (i) notifies each of the other Members of the existence, terms and circumstances of the order, (ii) consults in good faith with each of the other Members on the advisability of taking legally available steps to resist or to narrow the order, and (iii) if disclosure of the Confidential Information is required, exercises its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that any other Member designates. The cost (including without limitation, reasonable attorneys’ fees and expenses) of obtaining a protective order covering Confidential Information designated by such other Member will be borne by the Company.
(c)    The covenants contained in this Section 13.14 will survive the Transfer of the Interest of any Member and the termination of the Company.
13.15    Venue. Each of the Members consents to the jurisdiction of any court in Wilmington, Delaware for any action arising out of matters related to this Agreement. Each of the Members waives the right to commence an action in connection with this Agreement in any court outside of Wilmington, Delaware.
13.16    WAIVER OF JURY TRIAL. EACH OF THE MEMBERS HEREBY WAIVES TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.
13.17    Limitation of Liability. Except as otherwise expressly provided by Delaware law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member. Except as otherwise expressly provided by this Agreement (with respect to liability among Members) or by Delaware law, the liability of each Member shall be limited to the amount of Capital

Contributions, if any, required to be made by such Member in accordance with this Agreement, but only when and to the extent the same shall become due pursuant to the provisions of this Agreement.
13.18    Cooperation. In connection with the Sale of Company Property or any portion thereof, the Members agree to reasonably cooperate with any Member (the “Exchanging Member”) which seeks to structure the disposition of its Interest in a manner that will afford the Exchanging Member an opportunity to take advantage of provisions of the Code governing tax free exchanges or reorganizations; provided that the Exchanging Member shall bear all costs and expenses associated with such structuring, the other Members shall not be required to take title to any property or interest or assume or be subject to any obligations, and the Exchanging Member shall indemnify, defend and hold the other Members and the Company harmless from and against any and all liabilities that they may incur by reason of their participation or cooperation in such exchange or reorganization transaction, and such structuring shall not delay any such transaction, and shall be subject to the restrictions proposed by the Members that are not Exchanging Members.
13.19    Counterparts. This Agreement may be executed in multiple counterparts and may be executed by facsimile, PDF or other electronic transmission, each of which shall be an original but all of which together shall constitute but one and the same agreement.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the introductory paragraph hereof.

SHC DTRS, Inc.

By:    /s/: Patricia A. Needham
Name:    Patricia A. Needham
Title:    Senior Vice President, Assistant Secretary

Monroe EH Condo Investment, LLC

By:    /s:/ Steven S. Siegel
Name:    Steven S. Siegel
Title:    Chief Operating Officer, Vice President & Secretary

For the purpose of Section 9.06 only:
Strategic Hotels & Resorts, Inc.
By:    /s/: Patricia A. Needham
Name:    Patricia A. Needham
Title:    Senior Vice President, Assistant Secretary

EXHIBIT A
CAPITAL CONTRIBUTIONS AND COMMITMENTS OF THE MEMBERS

MEMBER	INITIAL CAPITAL CONTRIBUTION AND CAPITAL ACCOUNT BALANCE	REMAINING CAPITAL COMMITMENT
SHC DTRS, Inc.	$6,936,000	--
Monroe EH Condo Investment, LLC	$6,664,000	--
TOTAL:	$13,600,000	--

EXHIBIT B

(see attached)